EXHIBIT 99.1
ITEM 1A. RISK FACTORS
Risk factors were disclosed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009. Those risk factors should be read in conjunction with this Current Report on Form 8-K. As a result of the adoption and application of ASC 470-20, the Company identified updates to the risk factors described below from the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009.
Risks Related to Our Liquidity, Financial Condition, and Results of Operations
Our liquidity and capital resources are limited. We must raise substantial additional capital to execute our business plan and, in the event that currently expected sources of funding are not available, to fund working capital and to continue our operations.
Our liquidity and capital resources are limited. At September 30, 2009, we had working capital (current assets in excess of current liabilities) of $12.0 million, compared to working capital of $21.5 million at September 30, 2008. We generally consider our short-term liquidity requirements to consist of those items that are expected to be incurred within the next 12 months. In fiscal year 2010, we expect our principal liquidity needs to include costs to develop the Rialto and Natchez Projects, to operate the PDU, to continue research and development of the Rentech Process and to fund general working capital needs. Based on current market conditions, we believe that our liquidity needs for our currently-budgeted activities for fiscal year 2010 can be met from cash on hand, plus the cash forecasted to be generated by REMC. Our currently-budgeted activities for our Rialto and Natchez Projects require small amounts of capital. However, if we pursue detailed engineering, procurement or construction activities at the projects, we will need significantly more capital in order to fund those activities.
In the event that currently expected sources of funding are not available, we will also need to raise additional capital to fund our working capital and to continue our operations. We will require substantial amounts of capital that we do not now have to fund our long-term liquidity requirements, which principally relate to the development, construction and operation of commercial projects. Capital markets have recently experienced extreme uncertainty, and access to those markets has been difficult. Our failure to raise additional capital when needed would have a material adverse effect on our results of operations, liquidity and cash flows and our ability to execute our business plan.
We have never operated at a profit. If we do not achieve significant amounts of additional revenues and become profitable on an ongoing basis, we may be unable to continue our operations.
We have a history of operating losses and have never operated at a profit. From our inception on December 18, 1981 through September 30, 2009, we have an accumulated deficit of $254.8 million. If we do not achieve significant amounts of revenues and operate at a profit on an ongoing basis in the future, we may be unable to continue our operations at their current level. Ultimately, our ability to remain in business will depend upon earning a profit from commercialization of the Rentech Process and deployment of the Rentech-SilvaGas Technology. We have not been able to achieve sustained commercial use of the technology as of this time. Failure to do so would have a material adverse effect on our financial position, results of operations and prospects.

ITEM 6. SELECTED FINANCIAL DATA
The following tables include selected summary financial data for each of our last five fiscal years. As discussed in Part II, Item 8, Note 2, “Restatements of Consolidated Financial Statements,” our financial statements for the year ended September 30, 2008 have been restated and the data below should be read in conjunction with Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 8, “Financial Statements and Supplementary Data.” We have not filed, and are not required to file, amendments to any previously filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q for the periods affected by this restatement. The financial information that has been previously filed or otherwise reported for these periods is superseded by the information in this Annual Report on Form 10-K.

	Years Ended September 30,
	2009	2008	2007	2006	2005
		(Restated)
	(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA (1)
Revenues	$186,687	$217,293	$134,923	$45,387	$589
Cost of Sales	$125,891	$160,742	$119,170	$44,947	$617
Gross Profit (Loss)	$60,796	$56,551	$15,753	$440	$(28)
Research and Development Expense	$21,381	$64,477	$43,127	$12,054	$496
Loss from Continuing Operations	$(93)	$(59,425)	$(97,038)	$(40,838)	$(15,615)
Income from Discontinued Operations	$72	$91	$3,150	$1,265	$1,256
Net Loss	$(21)	$(59,334)	$(93,888)	$(39,573)	$(14,359)
Dividends	$—	$—	$—	$(75)	$(9,341)

Net Loss Applicable to Common Stockholders	$(21)	$(59,334)	$(93,888)	$(39,648)	$(23,700)

Net Income (Loss) per Common Share:
Basic:
Continuing Operations (2)	$0.00	$(0.36)	$(0.64)	$(0.32)	$(0.27)
Discontinued Operations	0.00	0.00	0.02	0.01	0.01

Net Loss	$0.00	$(0.36)	$(0.62)	$(0.31)	$(0.26)

Diluted:
Continuing Operations (2)	$0.00	$(0.36)	$(0.64)	$(0.32)	$(0.27)
Discontinued Operations	0.00	0.00	0.02	0.01	0.01

Net Loss	$0.00	$(0.36)	$(0.62)	$(0.31)	$(0.26)

Weighted-average shares used to compute net income (loss) per common share:
Basic	174,445	165,480	151,356	127,174	92,919

Diluted	174,445	165,480	151,356	127,174	92,919

CONSOLIDATED BALANCE SHEET DATA (3)
Working Capital	$12,032	$21,484	$37,960	$65,316	$32,031
Construction in Progress	$28,037	$19,960	$4,293	$3,917	$—
Total Assets	$200,600	$203,863	$157,064	$148,408	$43,492
Total Long-Term Liabilities	$46,759	$95,819	$39,713	$29,565	$2,850
Total Stockholders’ Equity	$68,236	$15,002	$67,250	$103,294	$34,271

(1)	We reclassified sales commissions from revenue to cost of sales to conform to the first quarter ended December 31, 2009 presentation.

(2)	Includes dividends.

(3)	We reclassified certain loan costs from long-term to current to conform to the first quarter ended December 31, 2009 presentation.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In addition to the information provided here in Management’s Discussion and Analysis of Financial Condition and Results of Operations, we believe that in order to more fully understand our discussion in this section, you should read our consolidated financial statements and the notes thereto and the other disclosures herein, including the discussion of our business and the risk factors.
RESTATEMENT
In this report, we have restated our consolidated balance sheet at September 30, 2008, and our consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive loss for the fiscal year ended September 30, 2008. This report also presents restated selected quarterly financial data for the quarters ended June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008 and December 31, 2007. These restatements and the material weakness reported herein are due to a misapplication of GAAP, the correction of which resulted in an adjustment to the treatment of forward gas purchase contracts and inventory valuation.
We enter into forward contracts with fixed delivery prices to purchase portions of the natural gas required to produce fertilizer for our nitrogen fertilizer business. Some of the forward contracts require the Company to pay a deposit for the natural gas at the time of contract signing, and all of the contracts require deposits in the event that the market price for natural gas falls after the date of the contract to a price below the fixed price in the contracts.
We previously recorded these deposits incorrectly as inventory and performed a lower of cost or market (“LCM”) analysis on this component of inventory on a monthly basis. In certain periods, the LCM analysis resulted in impairments of the component of inventory represented by the gas contract deposits, and those impairments were recognized in cost of goods sold as write-downs of inventory in those periods. As product produced from the gas associated with the impaired deposits was shipped in periods after the write-downs, the cost of gas recognized in cost of goods sold was lower than the cost that would have been calculated using the contracted prices, in an amount equal to the previous inventory write-downs. This prior treatment affected the timing, but not the total amount, of expense recognized in conjunction with gas purchased under forward contracts. The correction in accounting treatment had no effect on cash flows.
We have now determined that these deposits should have been classified on the consolidated balance sheet as deposits, rather than as inventory, because neither title nor risk of loss passed to us when we paid the deposits for the natural gas. We have also determined that the LCM adjustments related to these contract deposits were not calculated in a manner consistent with generally accepted accounting principles. In future periods, and in this report, the cost of natural gas purchased under forward contracts will be recognized at contracted prices as the gas flows through production, into finished goods inventory, and then into cost of goods sold as the product is shipped, or directly into cost of goods sold in the case of a sale of the gas. The LCM analysis will be performed by examining the projected margin on the sale of finished goods, not by examining the market price relative to the contract price for the natural gas component of inventory.
We have restated our consolidated balance sheet at September 30, 2008, and our consolidated statements of operations, changes in stockholders’ equity (deficit), and comprehensive loss for the fiscal year ended September 30, 2008, to correct these errors by reclassifying the deposits from inventory to deposits, and to reverse the effects of the LCM adjustments in the statements of operations, changes in stockholders’ equity (deficit), and comprehensive loss. These corrections materially change the timing, but not the total amount, of the recognition of expenses for purchases of natural gas. In periods in which inventory impairments are being reversed, the cost of gas recognized will be lower than under the previous treatment. In periods following previously recognized inventory impairments, the cost of goods sold will now be higher than the cost recognized under the previous treatment. In fiscal year 2008, the cost of goods sold is now reported as approximately $6.0 million less than the amount previously reported. As described below, results of operations reported herein for fiscal year 2009 would have been materially different had the prior treatment of forward natural gas contracts and of inventory impairment been applied for the three quarters in fiscal year 2009 previously reported.
Note 2 to our consolidated financial statements included in this report discloses the nature of the restatement adjustments and details the impact of the restatement adjustments on our consolidated financial statements as of September 30, 2008 and the fiscal year ended September 30, 2008. Note 21 to our consolidated financial statements included in this report presents selected quarterly financial data reflecting the impact of the restatement adjustments on our consolidated financial statements for the quarters ended June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008 and December 31, 2007.
The following tables (in thousands, except per share data) set forth the effects of the restatement on selected line items within our previously reported consolidated financial statements for the fiscal year ended September 30, 2008. The following tables provide only a summary of the effects of the restatement, do not include all line items that have been impacted by the restatement and should be read in conjunction with the restated consolidated financial statements contained in Part II, Item 8 of this report.

	As Previously	Restatement
	Reported	Adjustments	As Restated
Total cost of sales (1)	$166,747	$(6,005)	$160,742
Gross profit	50,546	6,005	56,551
Write down of inventory to market	8,650	(8,650)	0
Loss from continuing operations before income taxes	(65,417)	6,005	(59,412)
Net loss	(65,339)	6,005	(59,334)
EPS — Basic	(0.40)	0.04	(0.36)
EPS — Diluted	(0.40)	0.04	(0.36)

(1)	Certain prior period amounts related to sales commissions have been reclassified to conform to the first quarter ended December 31, 2009 presentation.

	As Previously	Restatement
	Reported	Adjustments	As Restated
Inventories	$29,491	$(12,362)	$17,129
Deposits on gas contracts	—	18,368	18,368
Accumulated deficit	(260,809)	6,005	(254,804)
Total stockholders’ equity	8,997	6,005	15,002
In 2009, as a result of the restatement adjustments and as discussed in further detail below, cost of sales was increased and net income was decreased as the cost of natural gas purchased under forward contracts was recognized at contracted prices as the gas flowed through production, into finished goods inventory, and then into cost of goods sold as the product was shipped.
In 2008, as a result of the restatement adjustments and as discussed in further detail below, cost of sales and net loss were reduced.
The following tables (in thousands, except per share data) and subsequent sections discuss the effect of the restatement on quarterly total cost of sales, gross profit, write down of inventory to market, loss from continuing operations before income taxes, net loss and net loss per common share for the quarters presented below. Note 21 to our consolidated financial statements included in this report sets forth unaudited restated quarterly financial information for each of these quarters.

	Year Ended September 30, 2009
	First Quarter			Second Quarter			Third Quarter
	December 31, 2008			March 31, 2009			June 30, 2009
	As			As			As
	Previously	Restatement	As	Previously	Restatement	As	Previously	Restatement	As
	Reported	Adjustments	Restated	Reported	Adjustment	Restated	Reported	Adjustment	Restated
Total cost of sales (1)	$41,107	$(4,061)	$37,046	$19,793	$8,131	$27,924	$40,766	$1,819	$42,585
Gross profit (loss)	9,661	4,061	13,722	(3,004)	(8,131)	(11,135)	52,567	(1,819)	50,748
Write down of inventory to market	10,115	(10,115)	0	5,861	(5,861)	0	116	(116)	0
Income (loss) from continuing operations before income taxes	(5,014)	4,061	(953)	(17,319)	(8,131)	(25,450)	35,370	(1,819)	33,551
Net income (loss)	(5,017)	4,061	(956)	(17,266)	(8,131)	(25,397)	35,369	(1,819)	33,550
EPS — Basic	(0.03)	0.02	(0.01)	(0.10)	(0.05)	(0.15)	0.21	(0.01)	0.20
EPS — Diluted	(0.03)	0.02	(0.01)	(0.10)	(0.05)	(0.15)	0.21	(0.01)	0.20

	Year Ended September 30, 2008
	First Quarter			Second Quarter			Third Quarter
	December 31, 2007			March 31, 2008			June 30, 2008
	As			As			As
	Previously	Restatement	As	Previously	Restatement	As	Previously	Restatement	As
	Reported	Adjustments	Restated	Reported	Adjustments	Restated	Reported	Adjustments	Restated
Total cost of sales (1)	$38,357	$(82)	$38,275	$21,306	$82	$21,388	$44,852	$0	$44,852
Gross profit	10,278	82	10,360	7,917	(82)	7,835	17,567	0	17,567
Write down of inventory to market	82	(82)	0	0	0	0	0	0	0
Loss from continuing operations before income taxes	(24,003)	82	(23,921)	(23,402)	(82)	(23,484)	(8,408)	0	(8,408)
Net loss	(23,980)	82	(23,898)	(23,386)	(82)	(23,468)	(8,393)	0	(8,393)
EPS — Basic	(0.15)	0	(0.15)	(0.14)	0	(0.14)	(0.05)	0	(0.05)
EPS — Diluted	(0.15)	0	(0.15)	(0.14)	0	(0.14)	(0.05)	0	(0.05)

	Year Ended September 30, 2008
	Fourth Quarter
	September 30, 2008
	As Previously	Restatement
	Reported	Adjustments	As Restated
Total cost of sales (1)	$62,232	$(6,005)	$56,227
Gross profit	14,784	6,005	20,789
Write down of inventory to market	8,568	(8,568)	0
Loss from continuing operations before income taxes	(9,604)	6,005	(3,599)
Net loss	(9,580)	6,005	(3,575)
EPS — Basic	(0.06)	0.04	(0.02)
EPS — Diluted	(0.06)	0.04	(0.02)

(1)	Certain prior period amounts related to sales commissions have been reclassified to conform to the first quarter ended December 31, 2009 presentation.

For the first three quarters of 2009, the Company previously reported a write down of inventory to market of $16,092,000 and net income of $13,086,000. The restatement adjustments eliminated the write down of inventory to market, reversed the resulting reductions in cost of goods sold during the fiscal 2009 quarters, and resulted in a reduction to net income of $5,889,000. The reversal of inventory impairments recorded in the year ended September 30, 2008 also increased cost of goods sold for product shipped in fiscal year 2009, as the cost of those products included the cost of gas inventory that had been written down during fiscal 2008.
The restatement did not have a material effect on the first three quarters of 2008 as $8,568,000 of the $8,650,000 of write down of inventory to market occurred in the fourth quarter. The impact of the restatement on the fourth quarter is a reduction to cost of sales and net loss due to the elimination of the write down of inventory to market.
OVERVIEW OF OUR FINANCIAL CONDITION, LIQUIDITY, AND RESULTS OF OPERATIONS
At September 30, 2009, we had working capital of $12,032,000. Historically, we have relied upon sales of our equity securities and borrowings for working capital. We have a history of significant net losses.
Our primary needs for working capital in fiscal year 2010 include REMC related costs to operate, pay debt service, and make capital investments in the East Dubuque Plant, as well as non-REMC costs to operate the PDU, to pay for research and development of the Rentech Process, to pay for costs for continued development of commercial projects, including our Rialto Project and our Natchez Project, and to fund working capital needs. Based on current market conditions, we believe that our liquidity needs for our currently-budgeted activities for fiscal year 2010 can be met from cash on hand, plus the cash presently forecasted to be generated by REMC. Our currently-budgeted development activities for our Rialto and our Natchez Projects require small amounts of capital expenditures, which we believe can be provided from cash on hand plus the cash flow from REMC. If during fiscal 2010 we decide to pursue unbudgeted engineering, procurement or construction activities at these or other projects that require larger amounts of capital, we will need significantly more capital in order to fund those activities. Depending on capital market conditions, we also could seek to satisfy our liquidity requirements through public or private offerings of our securities or other financing transactions. However, capital markets have recently experienced extreme uncertainty, and access to those markets has been difficult. Our failure to raise additional capital when needed would have a material adverse effect on our business, financial condition and results of operations.
For further information concerning our potential financing needs and related risks, see Item 1 — Business, and Item 1a — Risk Factors.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FASB Statement No. 162,” (FASB Accounting Standards Codification (“FASB ASC” or the “Codification”) 105-10) which will become the source of authoritative United States generally accepted accounting principles (“US GAAP”) to be applied by nongovernmental entities superseding all pre-existing accounting and reporting standards other than the rules of the SEC. Updates to the Codification are being issued as Accounting Standards Updates. FASB ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. FASB ASC 105-10 is effective for the Company’s fiscal year ended September 30, 2009. In accordance with the Codification, citations to accounting literature in this report are to the relevant Topic of the Codification or are presented in plain English. The adoption of FASB ASC 105-10 did not have a material impact on the Company’s consolidated financial position, results of operations or disclosures.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates and assumptions relate to: inventories, the valuation of long-lived assets, intangible assets, investment in advanced technology companies, revenue recognition, accounting for fixed price contracts, stock based compensation and the realization of deferred income taxes. Actual amounts could differ significantly from these estimates.
Revenue Recognition. We recognize revenue when the following elements are substantially satisfied: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an agreement exists documenting the specific terms of the transaction; the sales price is fixed or determinable; and collectibility is reasonably assured. Management assesses the business environment, the customer’s financial condition, historical collection experience, accounts receivable aging and customer disputes to determine whether collectibility is reasonably assured. If collectibility is not considered reasonably assured at the time of sale, we do not recognize revenue until collection occurs.
Product sales revenues from our nitrogen products manufacturing segment are recognized when the customer takes ownership upon shipment from the East Dubuque Plant or its leased facility and assumes risk of loss, collection of the related receivable is probable, persuasive evidence of a sale arrangement exists and the sales price is fixed or determinable.
Certain product sales occur under product prepayment contracts which require payment in advance of delivery. The Company records a liability for deferred revenue in the amount of, and upon receipt of, cash in advance of shipment. The Company recognizes revenue related to the product prepayment contracts and relieves the liability for deferred revenue when products are shipped. A significant portion of the revenue recognized during any period may be related to prepayment contracts, for which cash may have been collected during an earlier period, with the result that a significant portion of revenue recognized during a period may not generate cash receipts during that period.
Natural gas, though not purchased for the purpose of resale, occasionally is sold under certain circumstances. Natural gas is sold when contracted quantities received are in excess of production and storage capacities, in which case the sales price is recorded in product sales and the related cost is recorded in cost of sales. Natural gas is also sold with a simultaneous gas purchase in order to receive a benefit that reduces raw material cost, in which case the net of the sale price and the related cost of sales are recorded within cost of sales.
Technical service revenues from our alternative energy segment are recognized as the services are provided during each month. Revenues from feasibility studies are recognized based on the terms of the services contract.
Rental income from our alternative energy segment is recognized monthly as per the lease agreement, and is included in the alternative energy segment as a part of service revenues.
Inventories. Our inventory is stated at the lower of cost or estimated net realizable value. The cost of inventories is determined using the first-in first-out method. We perform an analysis on at least a quarterly basis of our inventory balances to determine if the carrying amount of inventories exceeds their net realizable value. The analysis of estimated net realizable value is based on customer orders, market trends and historical pricing. If the carrying amount exceeds the estimated net realizable value, the carrying amount is reduced to the estimated net realizable value. We allocate fixed production overhead costs to inventory based on the normal capacity of our production facilities.
Valuation of Financial Instruments, Long-Lived Assets and Intangible Assets. We assess the realizable value of financial instruments, long-lived assets and intangible assets for potential impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In assessing the recoverability of our assets, we make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. As applicable, we make assumptions regarding the useful lives of the assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets.

Stock Based Compensation. All stock based compensation awards granted subsequent to September 30, 2005 are included in compensation expense based on grant-date fair value. We use the Black-Scholes valuation model to value the equity instruments issued. The Black-Scholes valuation model uses assumptions of expected volatility, risk-free interest rates, the expected term of options granted, expected rates of dividends and forfeitures. Management determines these assumptions by reviewing current market rates and reviewing conditions relevant to our Company, such as our historical experience relating to the exercise and forfeitures of grants.
Deferred Income Taxes. We have provided a full valuation allowance related to our substantial deferred tax assets. In the future, if sufficient evidence of our ability to generate sufficient future taxable income in certain tax jurisdictions becomes apparent, we may be required to reduce this valuation allowance, resulting in income tax benefits in our consolidated statement of operations. We evaluate our ability to utilize the deferred tax assets annually and assess the need for the valuation allowance.
Business Segments
The Company operates in two business segments as follows: (i) nitrogen products manufacturing and (ii) alternative energy. In nitrogen products manufacturing, the Company manufactures a variety of nitrogen fertilizer and industrial products. In alternative energy, the Company develops and markets processes for conversion of low-value, carbon-bearing solids or gases into valuable hydrocarbons and electric power.
FISCAL YEAR 2009 COMPARED TO FISCAL YEAR 2008
Continuing Operations:
Revenues

	For the Years Ended
	September 30,
	2009	2008
	(in thousands)
Revenues:
Product shipments	$184,071	$212,937
Natural gas sales of excess inventory	2,378	3,678

Total nitrogen products manufacturing	$186,449	$216,615
Alternative energy	238	678

Total revenues	$186,687	$217,293

	For the Year		For the Year
	Ended September 30, 2009		Ended September 30, 2008
	Tons	Revenue	Tons	Revenue
	(in thousands)		(in thousands)
Product Shipments:
Ammonia	126	$91,413	173	$93,198
Urea Ammonium Nitrate	267	71,185	313	96,370
Urea (liquid and granular)	36	15,876	34	16,310
Carbon Dioxide	95	2,571	109	2,860
Nitric Acid	9	3,026	14	4,199

Total	533	$184,071	643	$212,937

Nitrogen products manufacturing. Our nitrogen products manufacturing segment provides revenue from sales of various nitrogen fertilizer products manufactured at our East Dubuque Plant, primarily utilized in corn production. The East Dubuque Plant is designed to produce anhydrous ammonia, nitric acid, urea liquor, ammonium nitrate solution, granular urea and carbon dioxide using natural gas as a feedstock. Revenues are seasonal based on the planting, growing, and harvesting cycles of customers utilizing nitrogen fertilizer.
The decrease in sales for the year ended September 30, 2009 compared to the year ended September 30, 2008 was primarily due to decreased sales volume. Sales volume decreased primarily due to reduced shipments in the first and fourth quarters of fiscal year 2009. During the first quarter of 2009, there was a reduction in fall fertilizer application due to rain-delayed planting and harvesting cycles and due to an early onset of winter weather. During the fourth quarter of 2009, fertilizer shipments decreased due to the general downturn in the economy.
The average sales price per ton in the current fiscal year as compared with the prior fiscal year increased by 35% for anhydrous ammonia and decreased by 13% for urea ammonium nitrate solutions. These two products comprised approximately 88% and 89% of the product sales for each of the years ended September 30, 2009 and 2008, respectively. The average ammonia sales price increased due to selling most of our spring 2009 ammonia shipments on product prepayment contracts, most of which were entered into when fertilizer prices were at their peak. However, we entered into about half of our spring 2009 product prepayment contracts for urea ammonium nitrate solutions after fertilizer prices started to decline, causing the average sales price to decrease.
Alternative Energy. This segment generates revenues for technical services related to the Rentech technologies provided by the scientists and technicians who staff our development and testing laboratory and rental income from leasing part of a building. This rental income is included in our alternative energy segment because the rental income is generated from a building used by some of our research and development employees. The revenue earned during fiscal 2009 was technical service revenue of $145,000 from progress billings for work performed under contracts and rental revenue of $93,000. The revenue earned during fiscal 2008 was technical service revenue of $547,000 from progress billings for work performed under contracts and rental revenue of $131,000.
Cost of Sales

	For the Years Ended
	September 30,
	2009	2008
	(in thousands)
Cost of sales:
Product shipments	$99,117	$153,862
Natural gas sales of excess inventory	3,996	3,731
Natural gas sales with simultaneous purchase	22,775	3,040

Total nitrogen products manufacturing	125,888	160,633
Alternative energy	3	109

Total cost of sales	$125,891	$160,742

For the Year Ended
(in thousands)	September 30, 2008
Total cost of sales (as previously reported)	$166,747
Restatement adjustments	(6,005)

Total cost of sales (as restated)	$160,742

Nitrogen Products Manufacturing. The cost of sales for product shipments for the year ended September 30, 2009 declined from the prior year primarily due to lower sales volume. Natural gas comprised approximately 61% and labor and benefit costs comprised approximately 13% of cost of sales on product shipments for the year ended September 30, 2009. Natural gas comprised approximately 62% and labor and benefit costs comprised approximately 8% of cost of sales on product shipments for the year ended September 30, 2008.
Natural gas, though not purchased for the purpose of resale, is occasionally sold when contracted quantities received are in excess of production requirements and storage capacities, in which case the sales proceeds are recorded as a revenue and the related cost is recorded as a cost of sale. Natural gas is also sold with a simultaneous gas purchase in order to receive a benefit that reduces raw material cost, in which case the net of the sale price and the related cost of sales are recorded within cost of sales.
Depreciation expense included in cost of sales from our nitrogen products manufacturing segment was $8,280,000 and $8,361,000 for the years ended September 30, 2009 and 2008, respectively.
Alternative Energy. The cost of sales for our alternative energy segment during the year ended September 30, 2009 and 2008 was for costs incurred for work performed under a contract.
Gross Profit

	For the Years Ended
	September 30,
	2009	2008
	(in thousands)
Gross profit (loss):
Product shipments	$84,954	$59,075
Natural gas sales of excess inventory	(1,618)	(53)
Natural gas sales with simultaneous purchase	(22,775)	(3,040)

Total nitrogen products manufacturing	60,561	55,982
Alternative energy	235	569

Total gross profit	$60,796	$56,551

For the Year Ended
(in thousands)	September 30, 2008
Total gross profit (as previously reported)	$50,546
Restatement adjustments	6,005

Total gross profit (as restated)	$56,551

Nitrogen Products Manufacturing. The segment had a gross profit on product shipments of 46% for the year ended September 30, 2009 as compared to a gross profit margin on product shipments of 28% for the year ended September 30, 2008 driven by higher ammonia sales prices.
Alternative Energy. The decrease in gross profit for alternative energy was primarily due to the decrease in technical service revenue between fiscal year 2009 and fiscal year 2008.

Operating Expenses

	For the Years Ended
	September 30,
	2009	2008
	(in thousands)
Operating expenses:
Selling, general and administrative	$24,061	$33,352
Depreciation and amortization	1,478	1,184
Research and development	21,381	64,477
Loss on impairment	—	9,482
Recovery of payment to vendor	—	(1,473)

Total operating expenses	$46,920	$107,022

Selling, General and Administrative Expenses. During the year ended September 30, 2009 as compared to the year ended September 30, 2008, selling, general and administrative expenses decreased by $9,291,000 or 28%. Stock-based compensation decreased by $1,937,000 as a result of prior grants having become fully vested before the most recent period. Consulting expenses decreased by $1,687,000 due to a one-time modification of warrants in 2008 which resulted in additional stock-based compensation of $813,000 in 2008 and the use of consultants was reduced in 2009. The modification of warrants involved amendments to the exercise prices and expiration dates of warrants to purchase 4,192,000 shares of common stock. Salaries and benefits decreased by $2,357,000 as a result of reductions in staff. $760,000 of the decrease is related to the rescission of a marketing agreement in 2009 which led to a reversal of non-cash marketing expense which was previously recorded in 2008. Travel costs decreased by $891,000 as a result of reduced travel. Information technology expense decreased by $732,000 because 2008 includes non-capitalized costs associated with the implementation of our Oracle financial accounting and enterprise resource planning system.
Depreciation and Amortization. A portion of depreciation and amortization expense is associated with assets supporting general and administrative functions and is recorded in operating expense. The majority of depreciation and amortization expense originates at our nitrogen products manufacturing segment and, as a manufacturing cost, is distributed between cost of sales and finished goods inventory, based on product volumes. The amount of depreciation expense within operating expenses increased by $294,000 for the year ended September 30, 2009 which was mostly attributable to an increase in depreciable computer equipment and software assets.
Research and Development. We incur research and development expenses in our testing laboratory where we actively conduct work to further improve our technology and to perform services for our customers. These expenses are included in our alternative energy segment. During fiscal 2008, we incurred significant research and development expense related primarily to the construction of the PDU and also incurred expenses related to the operation of the PDU and other research and development expense. Research and development expenses decreased by $43,096,000 during the year ended September 30, 2009 compared to the year ended September 30, 2008. The decrease was primarily due to the completion of the construction of the PDU, for which the costs were recorded as research and development expense. Of the research and development expense recorded in the year ended September 30, 2008, $40,046,000 represented construction costs for the PDU.
Loss on Impairment. During the year ended September 30, 2008, the Company suspended development on the conversion of the East Dubuque Plant and recorded an impairment loss of $9,482,000 on assets recorded as capitalized costs incurred in winding down the REMC conversion project. No impairment was recorded on any project in fiscal year 2009.
Recovery of Payment to Vendor. During the year ended September 30, 2008, the Company recovered $1,473,000 that was previously paid to a vendor for work related to the conversion of the East Dubuque Plant. This amount was subsequently applied to unpaid invoices from the vendor on projects other than the conversion of the East Dubuque Plant.

Operating Income (Loss)

	For the Years Ended
	September 30,
	2009	2008
	(in thousands)
Operating income (loss):
Product shipments	$81,441	$55,829
Natural gas sales of excess inventory	(1,618)	(53)
Natural gas sales with simultaneous purchase	(22,775)	(3,040)

Total nitrogen products manufacturing	57,048	52,736
Alternative energy	(43,172)	(103,207)

Total operating income (loss)	$13,876	$(50,471)

For the Year Ended
(in thousands)	September 30, 2008
Total operating loss (as previously reported)	$(56,476)
Restatement adjustments	6,005

Total operating loss (as restated)	$(50,471)

Nitrogen Products Manufacturing. The increased income from operations for the year ended September 30, 2009 as compared to the prior fiscal year was primarily due to higher ammonia sales prices.
Alternative Energy. The decreased loss from operations for alternative energy of $60,035,000 for the year ended September 30, 2009, was primarily due to the completion of the PDU construction during the year ended September 30, 2008 and no loss on impairment or costs incurred for the REMC conversion.
Other Income (Expense)

	For the Years Ended
	September 30,
	2009	2008
	(in thousands)
Other income (expense):
Interest and dividend income	$561	$1,849
Interest expense	(14,099)	(7,894)
Loss on investments	—	(3,011)
Other income (expense)	(370)	115

Total other expense	$(13,908)	$(8,941)

Interest Income. The decrease in interest income for the year ended September 30, 2009 as compared to the prior fiscal year was primarily due to marked decreases in interest rates, partially offset by an overall increase in the amount of funds invested in interest-bearing cash accounts by the nitrogen products manufacturing segment. Interest income from our holdings of available for sale securities decreased during the year ended September 30, 2009 compared to the year ended September 30, 2008 due to lower balances along with the impact of lower interest rates on all balances maintained.
Interest Expense. Interest expense increased by $6,205,000 during the year ended September 30, 2009 as compared to the prior fiscal year. This increase was primarily due to interest payments under the Senior Credit Agreement which we entered into during the third quarter of fiscal 2008 and amortization of discount on our 4.00% Convertible Senior Notes related to adoption of ASC 470-20. Interest capitalized to construction in progress increased by $1,253,000 during the year ended September 30, 2009 as compared to the prior fiscal year primarily due to the Company’s purchase of the site for the Natchez Project in June 2008.

Loss on Investments. During fiscal 2008, we recognized an impairment loss of $3,011,000 on available for sale securities, which was included in our alternative energy segment. These securities were substantially impacted by economic and market pressures and experienced sustained declines in estimated fair values. We experienced no such losses during fiscal 2009.
Other Income (Expense). Other expense for the year ended September 30, 2009 was primarily comprised of early payment fees on term debt.
FISCAL YEAR 2008 COMPARED TO FISCAL YEAR 2007
Continuing Operations:
Revenues

	For the Years Ended
	September 30,
	2008	2007
	(in thousands)
Revenues:
Product shipments	$212,937	$127,101
Natural gas sales of excess inventory	3,678	7,318

Total nitrogen products manufacturing	$216,615	$134,419
Alternative energy	678	504

Total revenues	$217,293	$134,923

	For the Year		For the Year
	Ended September 30, 2008		Ended September 30, 2007
	Tons	Revenue	Tons	Revenue
	(in thousands)		(in thousands)
Product Shipments:
Ammonia	173	$93,198	145	$50,883
Urea Ammonium Nitrate	313	96,370	275	57,664
Urea (liquid and granular)	34	16,310	32	12,436
Carbon Dioxide	109	2,860	103	2,656
Nitric Acid	14	4,199	16	3,462

Total	643	$212,937	571	$127,101

Nitrogen products manufacturing. The increase in sales for the year ended September 30, 2008 compared to the year ended September 30, 2007 was due to higher prices and sales volume.
The average sales price per ton for fiscal year 2008 as compared with fiscal year 2007 increased by 53% for anhydrous ammonia and increased by 47% for urea ammonium nitrate solutions. These two products comprised approximately 89% and 85% of the product sales for the years ended September 30, 2008 and 2007, respectively. The higher demand for fertilizer was driven by strong farm income, high corn prices and global demand for corn for food and fuel.
Alternative Energy. This segment generates revenues for technical services related to the Rentech Process provided by the scientists and technicians who staff our development and testing laboratory and rental income from leasing part of a building. The increase in revenue between fiscal year 2008 and fiscal year 2007 was primarily due to additional technical service revenue of $165,000 from progress billings for work performed under contracts.

Cost of Sales

	For the Years Ended
	September 30,
	2008	2007
	(in thousands)
Cost of sales:
Product shipments	$153,862	$110,199
Natural gas sales of excess inventory	3,731	7,666
Natural gas sales with simultaneous purchase	3,040	—
Write down of inventory to market	—	644

Total nitrogen products manufacturing	160,633	118,509
Alternative energy	109	661

Total cost of sales	$160,742	$119,170

Nitrogen Products Manufacturing. The cost of sales for product shipments for the year ended September 30, 2008 increased from the prior year primarily due to higher sales volume and higher gas prices. Natural gas comprised approximately 62% and labor and benefit costs comprised approximately 8% of cost of sales on product shipments for the year ended September 30, 2008. Natural gas comprised approximately 76% and labor and benefit costs comprised approximately 10% of cost of sales on product shipments for the year ended September 30, 2007.
Natural gas, though not purchased for the purpose of resale, is occasionally sold under certain circumstances. Natural gas is sold when contracted quantities received are in excess of production requirements and storage capacities, in which case the sales proceeds are recorded as a revenue and the related cost is recorded as a cost of sale. Natural gas is also sold with a simultaneous gas purchase in order to receive a benefit that reduces raw material cost, in which case the net of the sale price and the related cost of sales are recorded within cost of sales.
Depreciation expense included in cost of sales from our nitrogen products manufacturing segment was $8,361,000 and $7,720,000 for the years ended September 30, 2008 and 2007, respectively. The increase of $641,000 for the year ended September 30, 2008 was due to a combination of an increase in machinery and equipment and change in product tonnage sold.
Alternative Energy. For both 2008 and 2007, these amounts were primarily third party consulting costs associated with our technical service agreements.
Gross Profit

	For the Years Ended
	September 30,
	2008	2007
	(in thousands)
Gross profit (loss):
Product shipments	$59,075	$16,902
Natural gas sales of excess inventory	(53)	(348)
Natural gas sales with simultaneous purchase	(3,040)	—
Write down of inventory to market	—	(644)

Total nitrogen products manufacturing	55,982	15,910
Alternative energy	569	(157)

Total gross profit	$56,551	$15,753

Nitrogen Products Manufacturing. The segment had an increase in gross profit compared to the prior comparable period for the year ended September 30, 2008. The segment had a gross profit on product shipments of 28% for the year ended September 30, 2008 as compared to a gross profit margin on product shipments of 13% for the year ended September 30, 2007. The increase in gross profit and improved gross margin percentage for the fiscal year ended September 30, 2008 over the comparable period in 2007 was due to increased sales prices driven by the increased average cost of natural gas along with higher demand.
Alternative Energy. The increase in gross profit for alternative energy is primarily due to improved gross profit from the technical service agreements. Due to timing, the costs we incurred during fiscal 2007 associated with our services agreements exceeded the contractually-defined amount of revenues that were billed and collected.
Operating Expenses

	For the Years Ended
	September 30,
	2008	2007
	(in thousands)
Operating expenses:
Selling, general and administrative	$33,352	$28,093
Depreciation and amortization	1,184	799
Research and development	64,477	43,127
Loss on impairment	9,482	38,197
Recovery of payment to vendor	(1,473)	—

Total operating expenses	$107,022	$110,216

Selling, General and Administrative Expenses. Selling, general and administrative expenses were $33,352,000 during the fiscal year ended September 30, 2008, compared to $28,093,000 for the fiscal year ended September 30, 2007 which was an increase of $5,259,000. This increase resulted primarily from increases in expenses for salaries and benefits, professional fees, bad debt, consulting and marketing which was offset by a decrease in information technology expense. Explanations for each of these changes are as follows:
•	Salaries and benefits increased by $3,904,000. The increase was a result of hiring new employees primarily related to the construction and operation of the PDU and operations at REMC.

•
Professional fees including legal services and accounting fees for audit and tax services increased by $957,000. Significant components of the increase included preparation of tax returns, analysis and guidance for disclosures regarding income taxes, legal fees for development of the Natchez Project, and costs for continued development of the Company’s intellectual property portfolio.

•	During fiscal 2008, we charged $571,000 to bad debt expense as a result of uncertainties on the collectibility of billings under a technical services agreement.

•	Consulting costs increased by $481,000 due primarily to non-cash expenses associated with changes in terms to previously granted warrants.

•	Non-cash marketing expenses increased by $380,000 due to expenses associated with equity-based compensation to a vendor that provided marketing services.

•	Information technology expense decreased by $874,000 as the Company completed efforts that enhanced its data and communication infrastructure.

Depreciation and Amortization. A portion of depreciation and amortization expense is associated with assets supporting general and administrative functions and is recorded in operating expense. The majority of depreciation and amortization expense originates at our nitrogen products manufacturing segment and, as a manufacturing cost, is distributed between cost of sales and finished goods inventory, based on product volumes. The amount of depreciation expense within operating expenses increased by $385,000 for the year ended September 30, 2008 which was mostly attributable to an increase in depreciable computer equipment and software assets.
Research and Development. Research and development expense, which was included in our alternative fuels segment, was $64,477,000 during the fiscal year ended September 30, 2008 compared to $43,127,000 for the fiscal year ended September 30, 2007 or an increase of $21,350,000. Expenses incurred for the design, construction and procurement of equipment for the PDU comprised $40,046,000 or 62% of the total in research and development expense for fiscal 2008. Expenses incurred for post construction efforts including commissioning and start up were $16,943,000 or 26% of the total in research and development expense. Also included in the increase for the fiscal year ended September 30, 2008, were expenses incurred for work on advanced catalysts, catalyst separation from crude wax, process optimization, and product upgrading.
Loss on Impairment and Recovery of Payment to Vendor. During fiscal 2007, we recognized an impairment on the construction in progress and land purchase option assets associated with the REMC conversion for the total amount of $38,197,000. During fiscal 2008, $9,104,000 of additional costs were incurred related to winding down the REMC conversion and $378,000 of costs were impaired relating to other development projects. During the second and third quarters of fiscal 2008, we recovered $1,473,000 that was previously paid to a vendor for work related to the conversion of the East Dubuque Plant which was then applied to unpaid invoices from the vendor on other projects.
Operating Income (Loss)

	For the Years Ended
	September 30,
	2008	2007
	(in thousands)
Operating income (loss):
Product shipments	$55,829	$14,214
Natural gas sales of excess inventory	(53)	(348)
Natural gas sales with simultaneous purchase	(3,040)	—
Write down of inventory to market	—	(644)

Total nitrogen products manufacturing	52,736	13,222
Alternative energy	(103,207)	(107,685)

Total operating income (loss)	$(50,471)	$(94,463)

Loss from operations during the fiscal year ended September 30, 2008 was $50,471,000 as compared to a loss from operations for the fiscal year ended September 30, 2007 of $94,463,000. The decrease in the loss resulted from an increase in gross profit of $40,798,000, primarily due to an increase in gross profit from the nitrogen products manufacturing segment partially offset by research and development expenses associated with the completion of the PDU.
Nitrogen Products Manufacturing. Income from operations for the fiscal years ended September 30, 2008 and 2007 were $52,736,000 and $13,222,000, respectively. The increase in income from operations for fiscal 2008 over fiscal 2007 was primarily due to the increase in gross profit as discussed above. This increase was partially offset by increased payroll and benefit expenses resulting from hiring additional personnel.
Alternative Energy. Loss from operations was $103,207,000 during the fiscal year ended September 30, 2008, compared to $107,685,000 for the same period in 2007, a decrease of $4,478,000. The primary component of the loss was research and development expenses associated with construction and operation of the PDU.

Other Income (Expense)

	For the Years Ended
	September 30,
	2008	2007
	(in thousands)
Other income (expense):
Interest and dividend income	$1,849	$2,800
Interest expense	(7,894)	(4,601)
Loss on investments	(3,011)	—
Loss on disposal of fixed assets	(5)	(826)
Other income	120	52

Total other expense	$(8,941)	$(2,575)

Interest and Dividend Income. Interest and dividend income during the fiscal years ended September 30, 2008 and 2007 was $1,849,000 and $2,800,000, respectively. The decrease for the fiscal year ended September 30, 2008 was primarily due to reduced interest income that was earned on a smaller average balance of cash and available for sale securities.
Interest Expense. Interest expense for the fiscal year ended September 30, 2008 was $7,894,000, compared to $4,601,000 for the same period ended September 30, 2007. The increase was primarily due to interest payments under the Senior Credit Agreement, which we entered into during the third quarter of fiscal 2008, and the amortization of the related debt issue costs and discount on our 4.00% Convertible Senior Notes, related to adoption of ASC 470-20, recorded in interest expense. Interest expense in fiscal 2008 and 2007 was offset by $907,000 and $798,000, respectively, from interest expense that was capitalized in conjunction with costs incurred for construction in progress.
Loss on Investments. During fiscal 2008, we recognized an impairment loss of $3,011,000 on available for sale securities, which was included in our alternative fuels segment. These securities were substantially impacted by economic and market pressures and experienced sustained declines in estimated fair values. We incurred no such expense during fiscal 2007.
Loss on Disposal of Fixed Assets. During the fiscal year ended September 30, 2008, we had a loss on disposal of fixed assets of $5,000. Comparatively, during the year ended September 30, 2007, we incurred a loss on disposal of fixed assets of $826,000 resulting primarily from our nitrogen products manufacturing segment’s write-off of the remaining book value of damaged process catalysts net of salvage value.
Discontinued Operations:
Revenues and Net Income from Discontinued Operations

	For the Years Ended
	September 30,
	2008	2007
	(in thousands)
	(Net of tax)
Revenues	$—	$1,179
Cost of sales	—	762

Gross profit	$—	$417
Operating expenses	—	192

Net income from discontinued operations	$—	$225
Gain on sale of discontinued operations	91	2,925

	$91	$3,150

The Company’s oil and gas field services segment was comprised of results of operations earned or incurred by our former subsidiary PML and was classified as a discontinued operation on our Consolidated Statements of Operations. On November 15, 2006, we sold PML. The revenue from discontinued operations was $0 for fiscal 2008 and $1,179,000 for fiscal 2007 to the date of the sale. The net income from discontinued operations for the oil and gas field services segment was $0 for fiscal 2008 and $225 for fiscal 2007 to the date of the sale.
Gain on Sale of Discontinued Operations

	For the Years Ended
	September 30,
	2008	2007
	(in thousands)
	(Net of tax)
Gain on sale of PML	$—	$2,721
Earn-out on sale of REN	91	129
Reversal of accrued liability for OKON	—	75

Total gain on sale of discontinued operations	$91	$2,925

Gain on sale of discontinued operations. The sale of PML to privately held PML Exploration Services, LLC, for approximately $5.4 million in cash occurred in the first quarter of fiscal 2007. The approximate gain from the sale of this business was $2,721,000, as shown below (in thousands):

Sales price	$5,398
Less transaction costs	(49)

Net sales price to Rentech, after transaction costs	$5,349
Book value of Rentech’s ownership in PML	2,628

Rentech’s gain on sale of PML	$2,721

Earn-out on Sale of REN. Effective August 2005, the Company sold its 56% ownership interest in REN Testing Corporation (“REN”), an Oklahoma based company specializing in computer-controlled testing equipment. The sale agreement entitled the Company to receive earn-out payments until the sale price of $1,175,000 is paid in full. As of September 30, 2008 the unpaid balance of the sales price was $779,000 which is included in other receivables on the Consolidated Balance Sheets and is reserved. For the twelve months ended September 30, 2008 and 2007, the Company recognized other income of $91,000 and $129,000, respectively, on earn-out payments which were included in gain on sale of discontinued operations in the Consolidated Statements of Operations.
INFLATION
Inflation has and is expected to have an insignificant impact on the Company’s results of operations and sources of liquidity.

ANALYSIS OF CASH FLOWS
The following table summarizes our Consolidated Statements of Cash Flows:

	For the Years Ended
	September 30,
	2009	2008
	(in thousands)
Net Cash Provided by (Used in):
Operating activities	$4,370	$(7,833)
Investing activities	(20,313)	(17,194)
Financing activities	21,338	55,057

Net Increase in Cash	$5,395	$30,030

Cash Flows From Operating Activities
Net Income. The Company had a net loss of $21,000 during fiscal 2009, as compared to $59,334,000 during fiscal 2008. The cash flows provided by (used in) operations during these periods resulted from the following operating activities:
Impairment of Assets. There was no impairment recognized on any project in fiscal year 2009. In fiscal year 2008, we recognized impairment expenses on various construction in progress assets in the amount of $9,482,000.
Recovery of Payment to Vendor. During fiscal 2008, we recovered $1,473,000 that was previously paid to a vendor for work related to the conversion of the East Dubuque Plant. This amount was subsequently applied to unpaid invoices from the vendor on projects other than the conversion of the East Dubuque Plant.
Bad Debt Expense. During fiscal 2008, we charged $571,000 to bad debt expense as a result of uncertainties on the collectibility of billings under a technical services agreement.
Non-Cash Interest Expense. Total non-cash interest expense recognized during the fiscal year ended September 30, 2009 was $6,944,000, compared to $4,111,000 during the fiscal year ended September 30, 2008. The non-cash interest expense recognized was due to the amortization of bond issue costs, amortization of the discount related to the adoption of ASC 470-20, amortization of debt issuance costs on borrowings under the term loan and the 2008 write-off of loan fees related to the line of credit with The CIT Group/Business Credit, Inc. (“CIT”) that was cancelled.
Loss on Investments. During fiscal 2008, we recognized a loss of $3,011,000 due to the impairment of available for sale securities. We incurred no such expense during fiscal 2009.
Accounts Receivable. During fiscal 2009, accounts receivable decreased by $2,951,000 compared to an increase of $1,594,000 during fiscal 2008. The year-over-year change was the combined impact of lower sales volume and a lower average sales price towards the end of 2009 compared to 2008.
Property Insurance Claim Receivable. During fiscal 2009, we recorded a property insurance recovery receivable of $2,295,000 for insured property losses related to a weather-related shutdown of REMC in January 2009. As of September 30, 2009, $1,795,000 was still outstanding.
Inventories. Inventories decreased during the year ended September 30, 2009 by $5,278,000 as compared to an increase during the year ended September 30, 2008 of $4,183,000. Inventories decreased during 2009 due to a high volume of product deliveries during the spring 2009 planting season and lower product inventory costs caused by lower natural gas costs. Inventories increased during 2008 due to increased quantities on hand caused by lower than normal product deliveries during the wet spring 2008 planting season, and higher product inventory costs caused by higher natural gas prices.
Deferred Revenue. We record deferred revenue for product pre-sale contracts to the extent we receive cash payments for those contracts. Deferred revenue decreased $44,605,000 during the year ended September 30, 2009, versus an increase of $40,349,000 during the year ended September 30, 2008. As of September 30, 2009, we had entered into a relatively small volume of pre-sale contracts, mainly for product delivery in the fall of 2009. In contrast, as of September 30, 2008, we had entered into larger volumes of product prepayment contracts for both the following fall and spring, at historically high sales prices, due to high demand, high prices and customer expectations of continuing price increases at that time.

Cash Flows From Investing Activities
Proceeds from Sales of Available for Sale Securities. During fiscal 2009, we made no additional purchases of available for sale securities nor did we change the value of the securities that were held. During fiscal 2008, our investment securities held for sale decreased by $13,762,000 as investment securities were liquidated to fund working capital needs.
Purchase of Construction in Progress, Net of Assets Placed in Service. During fiscal 2009, we incurred $8,991,000 of net additions to construction in progress assets. Comparatively, during fiscal 2008, we incurred $23,616,000 of net additions to construction in progress assets most of which was for the conversion of the East Dubuque Plant and acquisition of the Natchez site.
Cash Flows From Financing Activities
Payments of and Proceeds from Debt. During the year ended September 30, 2009, we made $18,364,000 of debt payments, which included required prepayments of $15,888,000 pursuant to the Senior Credit Agreement, compared to debt payments of $19,000 for 2008. We received term loan proceeds of $49,903,000 under the Senior Credit Agreement in June 2008. We did not receive any proceeds in the form of long-term debt in fiscal 2009.
Proceeds from the Issuance of Common Stock. During the year ended September 30, 2009, net proceeds from the issuance of common stock totaled $39,800,000. We issued 11,000,000 shares of Company common stock directly to selected institutional investors for a purchase price of $0.58 per share in cash, which resulted in us receiving net proceeds of $6,300,000. Also, we issued 8,571,428 shares of Company common stock, through a placement agent, to selected institutional investors for a purchase price of $1.75 per share in cash, which resulted in us receiving net proceeds of $14,300,000; and we issued 11,111,000 shares of Company common stock, through a placement agent, to selected institutional investors for a purchase price of $1.80 per share in cash, which resulted in us receiving net proceeds of $19,200,000.
LIQUIDITY AND CAPITAL RESOURCES
Sources of Liquidity
At September 30, 2009, our current assets totaled $97,637,000, including cash and cash equivalents of $69,117,000 and net accounts receivable of $9,757,000. Our current liabilities were $85,605,000, of which $36,416,000 is composed of term borrowings under the Senior Credit Agreement. We had long-term liabilities of $46,759,000, of which $37,717,000 related to our $57,500,000 principal amount of convertible notes. Our total stockholders’ equity was $68,236,000.
During fiscal year 2009, we funded our operations primarily from cash flow from REMC’s operations and the issuance of our common stock. Under the terms of our Senior Credit Agreement, any distributions or loans from REMC to the Company must be matched with an equal amount of principal payment. For fiscal year 2009, operating income from our nitrogen products manufacturing segment was $57,048,000 and we raised an aggregate of approximately $39,800,000 of net proceeds from the sale of our common stock.
Based on current market conditions, we believe that Rentech’s and REMC’s currently-budgeted liquidity needs for fiscal year 2010 can be met from cash on hand, plus the cash forecasted to be generated by REMC’s operations. However, in the event that the amount of cash flow generated by REMC’s operations is less than expected or the actual amount of spending exceeds our current budget, we could require external sources of financing to maintain our liquidity during fiscal year 2010. Depending on capital market conditions, we may also seek to satisfy our liquidity requirements or increase our liquidity position through public or private offerings of our securities or other financing transactions.

On May 20, 2009, the SEC declared effective our shelf registration statement permitting us to issue up to $100,000,000 of securities from time to time. Under the shelf registration statement, we may issue shares of common stock, preferred stock, debt securities and other securities. As of September 30, 2009, $59,000,000 aggregate offering price of securities was available to be sold under the shelf registration statement. Capital markets have recently experienced extreme uncertainty, and access to those markets has been difficult. Our failure to raise additional capital when needed would have a material adverse effect on our business, financial conditions and results of operations.
Liquidity Requirements
Short-Term Liquidity Requirements. We generally consider our short-term liquidity requirements to consist of those items that are expected to be incurred within the next 12 months. In fiscal year 2010, we expect our principal non-REMC liquidity needs to include costs to develop the Rialto and Natchez Projects, operate the PDU, continue research and development of the Rentech technologies and fund general working capital needs. Our currently-budgeted activities for our Rialto and Natchez Projects require low levels of spending. However, if we pursue detailed engineering, procurement or construction activities at the projects, we will need significantly more capital in order to fund those activities.
In fiscal year 2010, we expect our principal REMC liquidity needs to include costs to operate the East Dubuque Plant, including its working capital needs. REMC’s fertilizer business is seasonal, based upon the planting, growing and harvesting cycles. Inventories must be accumulated to allow for customer shipments during the spring and fall fertilizer application seasons. The accumulation of inventory to be available for seasonal sales requires that working capital be available at REMC. Our practice of selling substantial amounts of our fertilizer products through prepayment contracts also significantly affects working capital needs at REMC. Working capital available at REMC is also affected by changes in commodity prices for natural gas and nitrogen fertilizers, which are the East Dubuque Plant’s principal feedstock and products.
Our Senior Credit Agreement matures on May 29, 2010, unless we elect to extend the maturity date for one year and pay the required extension fee. We may also refinance this debt in fiscal 2010, however there can be no assurance that refinancing debt will be available. The Senior Credit Agreement includes the following covenants (the violation of which could give rise to the lenders’ ability to exercise remedies including acceleration of the loan):
•
Minimum EBITDA requirements (EBITDA, as calculated under the Senior Credit Agreement, is presented not as a measure of operating results, but rather as a measure of REMC’s ability to service debt. It should not be construed as an alternative to either (i) income from operations or (ii) cash flows from operating activities. EBITDA as presented is not an indicator of future EBITDA, which may vary and could decrease to a level below the minimum requirements of the Senior Credit Agreement).

•
REMC must maintain a minimum rolling twelve-month EBITDA as of the end of each quarter, as defined in the agreement. The minimum EBITDA requirement at September 30, 2009 was $42.5 million and REMC’s EBITDA, calculated in accordance with the Senior Credit Agreement and shown below (in thousands), was $65.1 million.

Consolidated net loss	$(21)
Non-REMC net loss	47,441
Interest expense	6,755
Depreciation and amortization	8,463
Non-cash charges	2,500

REMC EBITDA	$65,138

•	For fiscal year 2010, the minimum EBITDA requirement will range from $46 million to $60 million in the various measurement periods.

•
REMC must maintain at least $7.5 million of cash on deposit or in permitted short term investments, provided that in the months of February, March and April the requirement is reduced to $5 million. REMC had $36.7 million of cash and cash equivalents as of September 30, 2009.

•
REMC cannot spend more than a maximum amount of capital expenditures in each fiscal year. For fiscal year 2009, REMC’s aggregate limit on capital expenditures was approximately $24.0 million. For fiscal year 2009, REMC incurred $12.6 million of capital expenditures. If REMC’s capital expenditures are less than the maximum amounts, in a fiscal year, then the unused amount will be carried over to subsequent fiscal years.

On December 14, 2009, we entered into a Third Amendment and Waiver to the Amended and Restated Credit Agreement (the “Third Amendment and Waiver”), without which we would not have been able to meet all of the covenants in the Senior Credit Agreement. The Third Amendment and Waiver reduces the minimum EBITDA covenant requirements for the periods ending June 30, 2010 and September 30, 2010, and due to the accounting changes described above and in Notes 2 and 21 to our consolidated financial statements, provides for a waiver of the requirement that the past financial statements delivered to the lenders be prepared in accordance with GAAP. We paid a fee equal to 1% of the outstanding principal amount of the term loan upon execution of the Third Amendment and Waiver and will be required to pay a fee equal to 7% of the outstanding principal amount if we elect to extend the maturity date of the term loan for one year on May 29, 2010. The prepayment fee on the term loan will be reduced by 1.0% if we repay the term loan on or before February 15, 2010 and by 0.5% if we repay the term loan after February 15, 2010 but on or before March 15, 2010, and the prepayment fee will be increased by 1.0% if we repay the term loan after May 29, 2010.
We have a line of credit with Barclays for up to $5,000,000. We had $4,532,000 outstanding under the line of credit as of September 30, 2009. The terms of the line of credit include a provision that the outstanding balance is payable on demand at any time. The line of credit is secured by auction rate securities for which there is currently no liquid market. We can repay the line of credit with existing cash, however there can be no assurance that we would have sufficient, immediately available funds to repay the line of credit if it were to be called by Barclays, or that we will be able to quickly liquidate the auction rate securities securing the line of credit to pay off the debt.
Long-Term Liquidity Requirements. We generally consider our long-term liquidity requirements to consist of those items that are expected to be incurred beyond the next 12 months. Our principal long-term needs for liquidity are to fund development, construction and operation of commercial projects. The most progressed commercial projects now under development are the Rialto Project and the Natchez Project, and we anticipate the development of additional projects in the future. We will require substantial amounts of capital that we do not now have to fund our long-term liquidity requirements and develop commercial projects, which we anticipate will range in costs to construct from hundreds of millions of dollars to multiple billions of dollars depending upon their size and scope. We expect these projects to be funded by various combinations of project debt and equity, corporate debt and equity, equity from strategic partners and suppliers, and various forms of government support.

CONTRACTUAL OBLIGATIONS
The following table lists our significant contractual obligations and their future payments at September 30, 2009:

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
	(in thousands)
Continuing Operations
Line of credit	$4,532	$4,532	$—	$—	$—
Term loan debt (1)	37,112	37,112	—	—	—
Mortgage debt	931	24	54	61	792
Long-term convertible debt (2)	57,500	—	—	57,500	—
Interest payments on debt	13,340	5,776	4,716	2,409	439
Natural gas (3)	6,615	6,615	—	—	—
Purchase obligations (4)	8,423	8,423	—	—	—
Asbestos removal (5)	237	—	—	—	237
Operating leases	1,458	600	421	420	17

Total	$130,148	$63,082	$5,191	$60,390	$1,485

(1)
The amount presented represents outstanding borrowings under the Senior Credit Agreement. Borrowings under the Senior Credit Agreement bear interest on a variable rate based upon either LIBOR or the lender’s alternative base rate, plus in each case an applicable margin. Advances under our line of credit accrue interest at LIBOR plus a margin of 1.50%.

(2)
We have issued $57,500,000 principal amount of Convertible Senior Notes Due 2013. The Notes bear interest at the rate of 4.00% per year on the principal amount of the Notes, payable in cash semi-annually in arrears on April 15 and October 15 of each year. Holders may convert their Notes into shares of our common stock (or cash or a combination of cash and shares of common stock, if we so elect) at an initial conversion rate of 249.2522 shares of our common stock per $1,000 principal amount of Notes (which represents a conversion price of approximately $4.0120 per share of common stock), under the circumstances described in the Notes.

(3)
As of September 30, 2009 we had entered into multiple natural gas supply contracts for various delivery dates through December 31, 2009. Subsequent to September 30, 2009, we entered into additional contracts of approximately $14.8 million with delivery dates through March 31, 2010.

(4)
The amount presented represents certain open purchases orders with our vendors. Not all of our open purchase orders are purchase obligations, since some of the orders are not enforceable or legally binding on us until the goods are received or the services are provided.

(5)
We have a legal obligation to handle and dispose of asbestos at our East Dubuque Plant and Natchez Project in a special manner when undergoing major or minor renovations or when their buildings are demolished, even though the timing and method of settlement are conditional on future events that may or may not be in their control. As a result, we have developed an estimate for a conditional obligation for this disposal. In addition, through our normal repair and maintenance program we may encounter situations where we are required to remove asbestos in order to complete other work. The Company applied the expected present value technique to calculate the fair value of the asset retirement obligation for each property and, accordingly, the asset and related obligation for each property have been recorded. Since we own both properties and currently have no plans to dispose of the properties, the obligation is considered long-term and, therefore, considered more than five years out.

In May 2007, we entered into an Equity Option Agreement with Peabody Venture Fund, LLC (“PVF”). Under the Equity Option Agreement, PVF agreed to fund the lesser of $10.0 million or 20% of the development costs for our proposed coal-to-liquids conversion project at the East Dubuque Plant incurred during the period between November 1, 2006 and the closing date of the financing for the project. In consideration for PVF’s payment of development costs, we granted PVF an option to purchase up to 20% of the equity interest in the project for a purchase price equal to 20% of the equity contributions made to the project at the closing of the project financing, less the amount of development costs paid by PVF as of such time. Through September 30, 2007, the net proceeds from PVF under this agreement were $8,799,000 which was recorded as an advance for equity investment on the Consolidated Balance Sheets. In the first fiscal quarter of 2008, a partial reimbursement to PVF of $907,000 occurred bringing the net total received to $7,892,000. Though our Board of Directors decided to suspend development of the conversion of the East Dubuque Plant, neither we nor PVF have terminated the Equity Option Agreement as of September 30, 2009, and as such, the liability for the advance for equity investment remains.
On June 23, 2009, we entered into a Merger Agreement pursuant to which it acquired SilvaGas. SilvaGas stockholders may be entitled to receive shares of our common stock as earn-out consideration. Potential earn-out consideration will be calculated based on the degree to which the biomass gasification unit implementing SilvaGas technology at our proposed project in Rialto, California, or an alternative project to be designated by us, achieves certain performance criteria no later than March 29, 2022. Depending on the performance of the gasifier, subject to certain limitations, such additional earn-out consideration may vary from zero to the sum of (i) 6,250,000 shares of our common stock and (ii) that number of shares equal in value to $5,500,000 at the time of any such payment (provided that such number may not exceed 11,000,000 shares). In the event the SilvaGas biomass gasification unit fails to achieve the performance criteria, SilvaGas stockholders may be entitled to receive shares of our common stock with a value equal to a portion of the licensing fees and other royalties we receive from licensing the SilvaGas technology. The SilvaGas stockholders will not be entitled to receive such common stock unless the licensing fees and other royalties received by us exceed a certain threshold.
OFF-BALANCE SHEET ARRANGEMENTS
We have no off-balance sheet arrangements.
Recent Accounting Pronouncements From Financial Statement Disclosures
For a discussion of the recent accounting pronouncements relevant to our operations, please refer to “Recent Accounting Pronouncements” provided under Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
RENTECH, INC.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Rentech Inc.
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Rentech, Inc. and its subsidiaries at September 30, 2009, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule of Valuation and Qualifying Accounts as of and for the year ended September 30, 2009, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of September 30, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because a material weakness in internal control over financial reporting related to the selection and application of generally accepted accounting principles existed as of that date. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2009 Annual Report on Form 10-K. We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the 2009 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in management’s report referred to above. Our responsibility is to express an opinion on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for convertible debt instruments effective October 1, 2009.
As discussed in Note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for recurring fair value measurements of financial instruments in 2009.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
December 14, 2009, except with respect to our opinions on the consolidated financial statements and financial statement schedule insofar as it relates to the effects of the change in accounting for convertible debt instruments discussed in Note 3 to the consolidated financial statements, as to which the date is March 10, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
Rentech, Inc. and Subsidiaries
Los Angeles, California
We have audited the accompanying consolidated balance sheets of Rentech Inc. and Subsidiaries (the “Company”) as of September 30, 2008, and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive loss and cash flows for the years ended September 30, 2008 and 2007. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rentech Inc. and Subsidiaries as of September 30, 2008 (restated), and the results of its operations and its cash flows for the years ended September 30, 2008 (as restated) and 2007 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 2 and 21 of the consolidated financial statements, the Company has restated its financial statements as of September 30, 2008 and for the year ended September 30, 2008 to classify and record its deposit payments made under forward gas contracts as deposits on gas contracts instead of inventory and to adjust its inventory write-down for the effects of the change in balance sheet classification.
As discussed in Note 3 to the consolidated financial statements, the Company retrospectively adjusted its historical consolidated financial statements to reflect the adoption of Accounting Standards Codification Subtopic 470-20, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Settlement) effective as of October 1, 2009.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of September 30, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 14, 2008, except for the effect of the restatement discussed in Notes 2 and 21 as to which the date is December 14, 2009, expressed an adverse opinion on the Company’s internal control over financial reporting because of two material weaknesses.
/s/ EHRHARDT KEEFE STEINER & HOTTMAN PC
Denver, Colorado
December 14, 2008, except for the effects of the restatement discussed in Notes 2 and 21, as to which the date is December 14, 2009, and except for the effects of the October 1, 2009 adoption of the new accounting standard requiring retrospective application discussed in Note 3, as to which the date is March 10, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Stockholders and Board of Directors
Rentech, Inc. and Subsidiaries
Los Angeles, California
We have audited Rentech, Inc. and Subsidiaries (the “Company’s”) internal control over financial reporting as of September 30, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on that risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment:
The Company did not maintain effective controls over financial reporting with regard to the preparation of purchase orders for equipment and services ordered for the Product Demonstration Unit (“PDU”), which required the Company to rely on methods other than the Oracle system to ensure that certain payables and accruals were accurately stated, and did not allow for evidence of approval of certain purchases in accordance with Company internal policies. In some cases, the Company did not properly prepare purchase orders for goods or services for the PDU, or appropriately enter such purchase orders into the Oracle system. There were also some instances of lack of approval of vendor timesheets during the construction of the PDU and untimely responses to requests for comparison of actual PDU expenses to budgeted expenses.

As discussed in Notes 2 and 21 of the consolidated financial statements, the Company has restated its financial statements as of September 30, 2008 and for the year ended September 30, 2008 to classify and record its deposit payments made under forward gas contract as deposits on gas contracts instead of inventory and to adjust its inventory write-down for the effects of the change in balance sheet classification. Management has identified a material weakness in its internal control over the interpretation of generally accepted accounting principles related to its balance sheet classification of deposit payments under forward gas contracts.
These material weaknesses were considered in determining the nature, timing and extent of audit tests applied in our audit of the consolidated financial statements as of and for the year ended September 30, 2008, of the Company and this report does not affect our report dated December 14, 2008 on such financial statements, except for the effects on the consolidated financial statements of the restatement described in Notes 2 and 21, as to which the date is December 14, 2009, on those consolidated financial statements (as restated).
In our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of September 30, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended September 30, 2008 of the Company and our report dated December 14, 2008, except for the effects of restatement discussed in Notes 2 and 21, as to which the date is December 14, 2009, expressed an unqualified opinion on those financial statements.
/s/ EHRHARDT KEEFE STEINER & HOTTMAN PC
Denver, Colorado
December 14, 2008, except for the effects of the restatement discussed in Notes 2 and 21, as to which the date is December 14, 2009

RENTECH, INC.
Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	As of September 30,
	2009	2008
		(Restated)
ASSETS
Current assets
Cash and cash equivalents	$69,117	$63,722
Restricted cash, short-term	150	152
Accounts receivable, net of allowance for doubtful accounts of $0 and $692 at September 30, 2009 and 2008, respectively	9,757	12,713
Inventories	12,222	17,129
Deposits on gas contracts	724	18,368
Prepaid expenses and other current assets	3,858	2,399
Other receivables, net	1,809	43

Total current assets	97,637	114,526

Property, plant and equipment, net	54,249	56,312

Construction in progress	28,037	19,960

Other assets
Other assets and deposits	14,677	7,015
Available for sale securities, non-current	6,000	6,000
Restricted cash, long-term	—	50

Total other assets	20,677	13,065

Total assets	$200,600	$203,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,495	$8,256
Accrued payroll and benefits	6,204	5,306
Accrued liabilities	11,801	10,057
Line of credit on available for sale securities	4,532	4,758
Deferred revenue	18,203	62,808
Accrued interest	2,930	1,834
Current portion of long-term debt and term loan	36,440	23

Total current liabilities	85,605	93,042

Long-term liabilities
Long-term debt, net of current portion	907	930
Term loan, long-term	—	53,000
Long-term convertible debt to stockholders	37,717	33,961
Advance for equity investment	7,892	7,892
Other long-term liabilities	243	36

Total long-term liabilities	46,759	95,819

Total liabilities	132,364	188,861

Commitments and contingencies (Note 14)
Stockholders’ equity
Preferred stock — $10 par value; 1,000 shares authorized; 90 series A convertible preferred shares authorized and issued; no shares outstanding and $0 liquidation preference	—	—
Series C participating cumulative preferred stock — $10 par value; 500 shares authorized; no shares issued and outstanding	—	—
Common stock — $.01 par value; 350,000 shares authorized; 212,696 and 166,688 shares issued and outstanding at September 30, 2009 and 2008, respectively	2,127	1,667
Additional paid-in capital	320,934	268,745
Note receivable on sale of common stock	—	(606)
Accumulated deficit	(254,825)	(254,804)

Total stockholders’ equity	68,236	15,002

Total liabilities and stockholders’ equity	$200,600	$203,863

See Accompanying Notes to Consolidated Financial Statements.

RENTECH, INC.
Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	For the Years Ended September 30,
	2009	2008	2007
		(Restated)
Revenues
Product sales	$186,449	$216,615	$134,419
Service revenues	238	678	504

Total revenues	186,687	217,293	134,923

Cost of sales
Product sales	125,888	160,633	117,865
Write down of inventory to market	—	—	644
Service revenues	3	109	661

Total cost of sales	125,891	160,742	119,170

Gross profit	60,796	56,551	15,753

Operating expenses
Selling, general and administrative expense	24,061	33,352	28,093
Depreciation and amortization	1,478	1,184	799
Research and development	21,381	64,477	43,127
Loss on impairment	—	9,482	38,197
Recovery of payment to vendor	—	(1,473)	—

Total operating expenses	46,920	107,022	110,216

Operating income (loss)	13,876	(50,471)	(94,463)

Other income (expenses)
Interest and dividend income	561	1,849	2,800
Interest expense	(14,099)	(7,894)	(4,601)
Loss on investments	—	(3,011)	—
Loss on disposal of assets	(17)	(5)	(826)
Other income (expense)	(353)	120	52

Total other income (expenses)	(13,908)	(8,941)	(2,575)

Loss from continuing operations before income taxes	(32)	(59,412)	(97,038)
Income tax expense	61	13	—

Loss from continuing operations	(93)	(59,425)	(97,038)

Discontinued operations:
Income from discontinued operations net of tax of $11 (2007)	—	—	225
Gain on sale of discontinued operations, net of tax of $0 (2009, 2008 and 2007)	72	91	2,925

	72	91	3,150

Net loss	$(21)	$(59,334)	$(93,888)

Net income (loss) per common share:
Basic:
Continuing operations	$0.00	$(0.36)	$(0.64)
Discontinued operations	0.00	0.00	0.02

Net loss	$0.00	$(0.36)	$(0.62)

Diluted:
Continuing operations	$0.00	$(0.36)	$(0.64)
Discontinued operations	0.00	0.00	0.02

Net loss	$0.00	$(0.36)	$(0.62)

Weighted-average shares used to compute net income (loss) per common share:
Basic	174,445	165,480	151,356

Diluted	174,445	165,480	151,356

See Accompanying Notes to Consolidated Financial Statements.

RENTECH, INC.
Consolidated Statements of Stockholders’ Equity
(Amounts in thousands)

						Accumulated
			Additional			Other	Total
	Common Stock		Paid-in	Notes	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Receivable	Deficit	Income (Loss)	Equity
Balance, September 30, 2006 (as originally reported)	141,775	$1,418	$175,825	$—	$(100,656)	$(2)	$76,585
Cumulative effect of accounting change (adoption of ASC 470-20)	—	—	27,635	—	(926)	—	26,709
Balance, September 30, 2006 (as adjusted)	141,775	1,418	203,460	—	(101,582)	(2)	103,294
Common stock issued for cash net of offering costs of $3,202	20,092	201	51,448	—	—	—	51,649
Common stock issued for cash on options and warrants exercised	1,526	15	1,892	—	—	—	1,907
Stock based compensation issued for services	—	—	1,834	—	—	—	1,834
Restricted stock units issued for services	—	—	3,132	—	—	—	3,132
Restricted stock units settled in shares	412	4	(4)	—	—	—	—
Restricted stock units surrendered for withholding taxes payable			(680)	—	—	—	(680)
Comprehensive loss:
Net loss	—	—	—	—	(93,888)	—	(93,888)
Other comprehensive income:
Unrealized gain on marketable securities, net of tax	—	—	—	—	—	2	2

Balance, September 30, 2007	163,805	$1,638	$261,082	$—	$(195,470)	$—	$67,250
Common stock issued for cash and notes receivable	400	4	604	(606)	—	—	2
Common stock issued for cash on options and warrants exercised	1,377	14	1,597	—	—	—	1,611
Common stock issued for conversion of note payable	348	3	186	—	—	—	189
Stock based compensation issued for services	—	—	1,869	—	—	—	1,869
Restricted stock units issued for services	—	—	3,871	—	—	—	3,871
Restricted stock units surrendered for withholding taxes payable	—	—	(456)	—	—	—	(456)

						Accumulated
			Additional			Other	Total
	Common Stock		Paid-in	Notes	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Capital	Receivable	Deficit	Income (Loss)	Equity
Restricted stock units settled in shares	758	8	(8)	—	—	—	—
Net loss (restated)	—	—	—	—	(59,334)		(59,334)

Balance, September 30, 2008 (restated)	166,688	$1,667	$268,745	$(606)	$(254,804)	$—	$15,002
Common stock issued for cash net of offering costs of $1,583	30,683	307	39,489	—	—	—	39,796
Common stock issued for acquisition	14,504	145	8,122	—	—	—	8,267
Common stock issued to directors	394	4	212	—	—	—	216
Common stock issued for services	25	—	17	—	—	—	17
Common stock issued for cash on options exercised	95	1	132	—	—	—	133
Warrants granted in connection with equity investment	—	—	629	—	—	—	629
Warrants granted in connection with amendment to term loan	—	—	1,626	—	—	—	1,626
Rescission of previously issued common stock and related notes receivable	(400)	(4)	(604)	606	—	—	(2)

Stock based compensation issued for services	—	—	868	—	—	—	868
Restricted stock units issued for services	—	—	1,854	—	—	—	1,854
Restricted stock units surrendered for withholding taxes payable	—	—	(149)	—	—	—	(149)
Restricted stock units settled in shares	707	7	(7)	—	—	—	—
Net loss	—	—	—	—	(21)	—	(21)

Balance, September 30, 2009	212,696	$2,127	$320,934	$—	$(254,825)	$—	$68,236

See Accompanying Notes to Consolidated Financial Statements.

RENTECH, INC.
Consolidated Statements of Cash Flows
(Amounts in thousands)

	For the Years Ended September 30,
	2009	2008	2007
		(Restated)
Cash flows from operating activities
Net loss	$(21)	$(59,334)	$(93,888)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	9,758	9,545	8,519
Impairment of assets	—	9,482	38,197
Recovery of payment to vendor	—	(1,473)	—
Utilization of spare parts	1,677	1,000	1,120
Bad debt expense	5	571	—
Loss on disposal of property, plant and equipment	17	5	826
Non-cash interest expense	6,944	4,111	3,019
(Reversal of) non-cash marketing expense	(380)	380	—
Loss on investments	—	3,011	—
Write down of inventory to market	—	—	644
Stock-based compensation	2,955	5,740	4,966
Gain on sale of subsidiaries	(72)	(91)	(2,793)
Equity in loss of investee	84	—	—
Changes in operating assets and liabilities
Accounts receivable	2,951	(1,594)	(6,712)
Property insurance claim receivable	(1,795)	—	—
Other receivables and receivable from related party	29	2,465	(54)
Inventories	5,278	(4,183)	(2,699)
Deposits on gas contracts	17,644	(17,673)	649
Prepaid expenses and other assets	2,186	3,686	(1,440)
Accounts payable	(2,535)	(4,016)	6,580
Accrued retirement payable	—	(125)	(531)
Deferred revenue	(44,605)	40,349	18,437
Accrued interest	1,096	773	8
Accrued liabilities, accrued payroll and other	3,154	(462)	9,571

Net cash provided by (used in) operating activities	4,370	(7,833)	(15,581)

Cash flows from investing activities
Purchases of available for sale securities	—	(513)	(36,486)
Proceeds from sales of available for sale securities	—	13,762	44,512
Purchase of property, plant and equipment	(9,729)	(7,684)	(11,487)
Purchase of construction in progress, net of assets placed in service	(8,991)	(23,616)	(39,668)
Proceeds from disposal of fixed assets	983	—	—
Payments for acquisition	(949)	—	—
Deposits and other assets	(1,752)	707	(2,374)
Proceeds from sale of subsidiary	—	—	5,398
Other items	125	150	182

Net cash used in investing activities	(20,313)	(17,194)	(39,923)

See Accompanying Notes to Consolidated Financial Statements.

RENTECH, INC.
Consolidated Statements of Cash Flows — Continued
(Amounts in thousands)

	For the Years Ended September 30,
	2009	2008	2007
Cash flows from financing activities
Proceeds from term loan	—	49,903	—
Proceeds from line of credit on available for sale securities	—	4,758	—
Proceeds from issuance of common stock and warrants	41,378	2	54,851
Payments of offering costs	(1,583)	—	(3,202)
Proceeds from options and warrants exercised	133	1,611	1,907
Payment of debt issuance costs	—	(453)	—

Payments on notes payable for financed insurance premiums	—	(745)	—
Proceeds from advance for equity investment, net	—	—	7,892
Proceeds from grant and interest earned on grant proceeds	—	—	2,265
Payments of financial advisory fees	—	—	(1,044)
Payments on line of credit	(226)	—	—
Payments on debt and notes payable	(18,364)	(19)	(39)

Net cash provided by financing activities	21,338	55,057	62,630

Increase in cash	5,395	30,030	7,126
Cash and cash equivalents, beginning of year	63,722	33,692	26,566

Cash and cash equivalents, end of year	$69,117	$63,722	$33,692

        For the fiscal years ended September 30, 2009, 2008 and 2007, the Company made certain cash payments as follows:

	For the Years Ended September 30,
	2009	2008	2007
Cash payments of interest
From continuing operations, net of capitalized interest of $2,160 (2009), $907 (2008) and $798 (2007)	$8,088	$3,894	$1,660
From discontinued operations	—	—	2

Total cash payments of interest	$8,088	$3,894	$1,662

Cash payments of income taxes from continuing operations	$30	$32	$—
       Excluded from the statements of cash flows were the effects of certain non-cash financing and investing activities as follows:

	For the Years Ended September 30,
	2009	2008	2007
Payment of loan fees through reduction of proceeds	$—	$3,097	$—
Purchase of insurance policies financed with notes payable	2,204	1,719	—
Warrants granted in connection with amendment to term loan	1,626	—	—
Warrants granted in connection with equity investment	629	—	—

Rescission of notes receivable on repurchase of common stock	606	—	—
Issuance of common stock for notes receivable	—	606	—
Restricted stock units surrendered for withholding taxes payable	149	456	680
Acquisition, which includes issuance of common stock	8,292	—	—
Purchase of common stock warrants paid through the reduction of loan fees	50	—	—
Issuance of common stock for debt conversion	—	189	—
Inventory transfers under product exchange agreement, net	—	—	2,427
Receivable on disposal of fixed asset	—	—	81
Mark available for sale securities to market	—	—	2
See Accompanying Notes to Consolidated Financial Statements.

RENTECH, INC.
Notes to Consolidated Financial Statements
Note 1 — Description of Business
Description of Business
The vision of Rentech, Inc. (“Rentech”, “we”, or “the Company”) is to be a provider of clean energy solutions. Incorporated in 1981, the Company is pursuing the deployment of the Rentech Process and the Rentech-SilvaGas biomass gasification technology (“Rentech-SilvaGas Technology”) through both licensing of our technology and development of facilities to produce synthetic fuels and chemicals, natural gas substitutes, and electric power from renewable and fossil feedstocks. The Rentech Process, based on Fischer-Tropsch chemistry, is a patented and proprietary technology that converts synthesis gas (syngas), which can be manufactured from a wide variety of waste, biomass and fossil resources, into hydrocarbons. These hydrocarbons can be processed and upgraded into ultra-clean synthetic fuels such as military and commercial jet fuels and ultra low sulfur diesel as well as specialty waxes and chemicals. The Rentech-SilvaGas Technology enables us to gasify a variety of biomass and refuse-derived-fuel feedstocks, creating syngas that can be used through the Rentech Process for production of synthetic fuels, or used as a natural gas substitute in heating and drying applications, to power boilers, or in gas turbines for the production of power.
Also, through our wholly-owned subsidiary, Rentech Energy Midwest Corporation (REMC), located in East Dubuque, Illinois we manufacture and sell within the corn-belt region of the United States natural gas-based nitrogen fertilizer products including ammonia, urea ammonia nitrate, urea granule and urea solution.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
Presentation
As discussed in Note 3, the Company has adopted a new accounting standard under Accounting Standards Codification (“ASC”) relating to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) (“ASC 470-20”), which was effective for the Company on October 1, 2009. All periods presented have been restated in accordance with this new accounting standard.
We reclassified sales commissions from revenue to cost of sales and certain loan costs from long-term to current to conform to the first quarter ended December 31, 2009 presentation.
We have revised certain amounts in 2008 to conform with the current year. Specifically, we revised our 2008 balance sheet to reduce accounts receivable and deferred revenue for amounts invoiced but not shipped.
Subsequent Events
The Company has evaluated events, if any, which occurred subsequent to September 30, 2009 through the date these financial statements were issued, to ensure that such events have been properly reflected in these statements.
Note 2 — Restatement of Consolidated Financial Statements
The Company enters into forward contracts with fixed delivery prices to purchase portions of the natural gas required to produce fertilizer for the Company’s nitrogen fertilizer business. Some of the forward contracts require the Company to pay a deposit for the natural gas at the time of contract signing, and all of the contracts require deposits in the event that the market price for natural gas falls after the date of the contract to a price below the fixed price in the contracts.

The Company previously recorded these deposits incorrectly as inventory and performed a lower of cost or market (“LCM”) analysis on this component of inventory on a monthly basis. In certain periods, the LCM analysis resulted in impairments of the component of inventory represented by the gas contract deposits, and those impairments were recognized in cost of goods sold as write-downs of inventory in those periods. As product produced from the gas associated with the impaired deposits was shipped in periods after the write-downs, the cost of gas recognized in cost of goods sold at the time of sale was lower than the cost that would have been calculated using the contracted prices, in an amount equal to the previous inventory write-downs. This prior treatment affected the timing, but not the total amount, of expense recognized in conjunction with gas purchased under forward contracts.
The Company has now determined that these deposits should have been classified on the consolidated balance sheet as deposits, rather than as inventory, because neither title nor risk of loss passed to the Company when it paid the deposits for the natural gas. The Company has also determined that the LCM adjustments related to these contract deposits were not calculated in a manner consistent with generally accepted accounting principles. In future periods, and in this report, the cost of natural gas purchased under forward contracts will be recognized at contracted prices as the gas flows through production, into finished goods inventory, and then into cost of goods sold as the product is shipped. The LCM analysis will be performed by examining the projected margin on the sale of finished goods, not by examining the market price relative to the contract price for the natural gas component of inventory.
The Company has restated its consolidated balance sheet at September 30, 2008, and the consolidated statements of operations, changes in stockholders’ equity (deficit), and comprehensive loss for the fiscal year ended September 30, 2008, to correct these errors by reclassifying the deposits from inventory to deposits on gas contracts, and to reverse the effects of the LCM adjustments in the statements of operations, changes in stockholders’ equity (deficit), and comprehensive loss. These corrections materially change the timing, but not the total amount, of the recognition of expenses for purchases of natural gas. In periods in which inventory impairments are being reversed, the cost of gas recognized will be lower than under the previous treatment. In periods following inventory impairments, the cost of goods sold will now be higher than the cost recognized under the previous treatment. In fiscal year 2008, the cost of goods sold is now reported as approximately $6.0 million less than the amount previously reported. Results of operations reported herein for fiscal year 2009 would have been materially different had the prior treatment of forward natural gas contracts and of inventory impairment been applied (see Note 21 for a discussion of the restatement’s impact on the three quarterly periods of fiscal year 2009 previously reported).
The following table presents the effects of the restatement adjustments on the Company’s previously reported consolidated statement of operations for the years ended September 30, 2008 (in thousands, except per share data):

	As
	Previously	Restatement
	Reported	Adjustments	As Restated
Total cost of sales (1)	$166,747	$(6,005)	$160,742
Gross profit	50,546	6,005	56,551
Write down of inventory to market	8,650	(8,650)	0
Loss from continuing operations before income taxes	(65,417)	6,005	(59,412)
Net loss	(65,339)	6,005	(59,334)
EPS — Basic	(0.40)	0.04	(0.36)
EPS — Diluted	(0.40)	0.04	(0.36)

(1)	Certain prior period amounts related to sales commissions have been reclassified to conform to the first quarter ended December 31, 2009 presentation.
The following table presents the effect of the restatement on the Company’s consolidated balance sheet as of September 30, 2008 (in thousands):

	As
	Previously	Restatement
	Reported	Adjustments	As Restated
Inventories	$29,491	$(12,362)	$17,129
Deposits on gas contracts	—	18,368	18,368
Accumulated deficit	(260,809)	6,005	(254,804)
Total stockholders’ deficit	8,997	6,005	15,002
Note 3 — Summary of Certain Significant Accounting Policies
Financial Accounting Standards Board Issues Accounting Standards Codification
In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — A Replacement of FASB Statement No. 162,” (FASB Accounting Standards Codification (“FASB ASC” or the “Codification”) 105-10) which will become the source of authoritative United States generally accepted accounting principles (“US GAAP”) to be applied by nongovernmental entities superseding all pre-existing accounting and reporting standards other than the rules of the SEC. Updates to FASB ASC are being issued as Accounting Standards Updates. FASB ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. FASB ASC 105-10 is effective for the Company’s fiscal year ended September 30, 2009. In accordance with the Codification, citations to accounting literature in these financial statements are to the relevant Topic of the Codification or are presented in plain English. The adoption of FASB ASC 105-10 did not have a material impact on the Company’s consolidated financial position, results of operations or disclosures.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Concentration of Business and Credit Risk
On April 26, 2006, the Company’s subsidiary, Rentech Development Corporation (“RDC”), entered into a Distribution Agreement with Royster-Clark Resources, LLC, who subsequently assigned the agreement to Agrium U.S. Inc. (“Agrium”). The Distribution Agreement is for a five year period, subject to renewal options. Pursuant to the Distribution Agreement, Agrium is obligated to use commercially reasonable efforts to promote the sale of, and solicit and secure orders from its customers for nitrogen fertilizer products manufactured at the East Dubuque Plant, and to purchase from REMC nitrogen fertilizer products manufactured at the facility for prices to be negotiated in good faith from time to time. For the fiscal years ended September 30, 2009, 2008 and 2007, the Distribution Agreement accounted for 87%, 82%, and 71%, respectively, of net revenues from continuing operations. Agrium had an outstanding accounts receivable balance that accounted for 74% and 88% of the total consolidated accounts receivable balance of the Company as of September 30, 2009 and 2008, respectively. REMC employs personnel who negotiate sales with other customers and these transactions are not subject to the terms of the Distribution Agreement.
Under the Distribution Agreement, REMC pays commissions to Agrium not to exceed $5 million per year on applicable gross sales. Product sales revenue is presented net of the gross product sales and commissions. The commission rate was 2% during the first year of the agreement and increases by 1% on each anniversary date of the agreement up to a maximum rate of 5%. For the fiscal years ended September 30, 2009, 2008 and 2007, the effective commission rate associated with sales under the Distribution Agreement was 2.3%, 3.5% and 2.7%.

The Company deposits its cash and cash equivalents in accounts with major financial institutions. At times, such investments may be in excess of federally insured limits. Additionally, the Company invests a portion of its cash in available for sale securities which are subject to market fluctuations. These investments have included U.S. government, federal agency and municipal notes and bonds, corporate bonds, asset-backed securities, auction rate securities, other investment-grade marketable debt securities and money market securities.
Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Fair values of receivables, other current assets, accounts payable, accrued liabilities and other current liabilities were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand.
Through fiscal 2007 and much of fiscal 2008, the fair value of available for sale securities was estimated by our investment custodians using market rates and their proprietary pricing models. As of September 30, 2008, and in the absence of any readily available market-based valuation, the fair value amount of available for sale securities was estimated to be the midpoint between the principal amount of the line of credit collateralized by the portfolio and the principal amount of the line of credit plus an exposure factor that limited aggregate borrowings of the portfolio. As of September 30, 2009, the fair value amount was estimated based on the most current available credit rating for each security and most current available interest rates yielded by these securities.
The carrying amount of convertible debt and other debt outstanding also approximates their fair value as of September 30, 2009 and 2008 because interest rates on these instruments approximate the interest rate on debt with similar terms available to the Company.
Revenue Recognition
Product sales revenues from our nitrogen products manufacturing segment are recognized when the customer takes ownership upon shipment from the East Dubuque Plant or its leased facility and assumes risk of loss, collection of the related receivable is probable, persuasive evidence of a sale arrangement exists and the sales price is fixed or determinable. Management assesses the business environment, the customer’s financial condition, historical collection experience, accounts receivable aging and customer disputes to determine whether collectability is reasonably assured. If collectability is not considered reasonably assured at the time of sale, the Company does not recognize revenue until collection occurs.
Natural gas, though not purchased for the purpose of resale, occasionally is sold under certain circumstances. Natural gas is sold when contracted quantities received are in excess of production and storage capacities, in which case the sales price is recorded in product sales and the related cost is recorded in cost of sales. Natural gas is also sold with a simultaneous gas purchase in order to receive a benefit that reduces raw material cost, in which case the net of the sale price and the related cost of sales are recorded within cost of sales.
Technical service revenues from our alternative energy segment are recognized as the services are provided during each month. Revenues from feasibility studies are recognized based on the terms of the services contract.
Rental income from our alternative energy segment is recognized monthly as per the lease agreement, and is included in the alternative energy segment as a part of service revenues.

Deferred Revenue
The Company records a liability for deferred revenue to the extent that payment has been received under the product prepayment contracts, which create obligations for delivery of product within a specified period of time in the future. The terms of these product prepayment contracts require payment in advance of delivery. The Company recognizes revenue related to the product prepayment contracts and relieves the liability for deferred revenue when products are shipped. A significant portion of the revenue recognized during any period may be related to prepayment contracts, for which cash was collected during an earlier period, with the result that a significant portion of revenue recognized during a period may not generate cash receipts during that period. As of September 30, 2009 and 2008, deferred revenue was $18,203,000 and $62,808,000, respectively.
Cost of Sales
Cost of sales are primarily comprised of manufacturing costs related to the Company’s nitrogen fertilizer products. Cost of sales expenses include: direct materials, direct labor, indirect labor, employee fringe benefits, depreciation on plant machinery and other costs, including shipping and handling charges incurred to transport products sold.
Natural Gas
The Company enters into short-term contracts to purchase physical supplies of natural gas in fixed quantities at both fixed and indexed prices. We anticipate that we will physically receive the contract quantities and use them in the production of fertilizer and industrial products. We believe it probable that the counterparties will fulfill their contractual obligations when executing these contracts. Natural gas purchases, including the cost of transportation to the East Dubuque Plant, are recorded at the point of delivery into the pipeline system.
Inventories
Inventories consist of raw materials and finished goods within our nitrogen products manufacturing segment. The primary raw material in the production of nitrogen products is natural gas. Raw materials also includes certain chemicals used in the manufacturing process. Finished goods includes the nitrogen products stored at the East Dubuque Plant that are ready for shipment along with any inventory that may be stored at a remote facility.
Inventories are stated at the lower of cost or estimated net realizable value. The cost of inventories is determined using the first-in first-out method. The estimated net realizable value is based on customer orders, market trends and historical pricing. The Company performs on at least a quarterly basis an analysis of its inventory balances to determine if the carrying amount of inventories exceeds their net realizable value. If the carrying amount exceeds the estimated net realizable value, the carrying amount is reduced to the estimated net realizable value. At September 30, 2007, there was a write down of product inventory to market in the amount of $644,000. Inventories are periodically reviewed to determine if a reserve for obsolete, deteriorated, excess or slow moving items is required, and as of September 30, 2009 and 2008 no such inventory reserve was necessary. The Company allocates fixed production overhead costs to inventory based on the normal capacity of its production facilities and unallocated overhead costs are recognized as expense in the period incurred. At September 30, 2009 and 2008, ending inventory included depreciation of $1,127,000 and $741,000, respectively.
Spare Parts
Spare parts are maintained by REMC to reduce the length of possible interruptions in plant operations from an infrastructure breakdown at the East Dubuque Plant. The spare parts may be held for use for many years before the spare parts are used. As a result, they are capitalized as a fixed asset at cost and are depreciated on a straight-line basis over the useful life of the related equipment until the spare parts are installed. When spare parts are utilized, the net book values of the assets are charged to earnings as a cost of sale. Periodically, the spare parts are evaluated for obsolescence and impairment and if the value of the spare parts is impaired, it is charged against earnings.
Cash and Cash Equivalents
The Company considers highly liquid investments purchased with original maturities of three months or less, money market accounts and deposits in financial institutions to be cash equivalents. Cash equivalents are recorded at cost, which approximates fair value.

Restricted Cash
Restricted cash is comprised of cash that has been pledged as collateral for future tax liabilities that may arise as a result of the November 2006 sale of Petroleum Mud Logging, Inc. (“PML”), and cash that is collateral to secure an outstanding letter of credit which backs a portion of the Company’s obligations under its lease for office space in Los Angeles. Restricted cash pledged for less than one year is classified as a short-term asset and restricted cash that has been pledged as collateral for over one year has been classified as a long-term asset.
Available for Sale Securities
The Company classifies its securities as available for sale in accordance with the applicable guidance. These investments are comprised of auction rate securities. Available for sale securities are classified as current or noncurrent based on the Company’s ability to readily redeem the securities into cash for current operations. The Company reports its available for sale securities at fair value with the unrealized losses reported in other comprehensive loss and excluded from earnings. The Company recognizes an impairment charge when there is a decline in the estimated fair value of its investments below the cost basis and such decline is not considered to be temporary. The specific identification method is used to determine the cost of notes and bonds disposed of.
Accounts Receivable
Trade receivables are initially recorded at fair value based on the sale of goods to customers and are stated net of allowances.
Allowance for Doubtful Accounts
The allowance for doubtful accounts reflects the Company’s best estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence. The Company reviews its allowance for doubtful accounts quarterly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.
Property, Plant and Equipment
Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets, as follows:

Type of Asset	Estimated Useful Life
Building and building improvements	15-40 years
Machinery and equipment	5-10 years
Furniture, fixtures and office equipment	7-10 years
Computer equipment and software	3-7 years
Vehicles	3-5 years
Spare parts	Useful life of the spare parts or the related equipment
Leasehold improvements	Useful life or remaining lease term whichever is shorter
Ammonia catalyst	3-10 years
Platinum catalyst	Based on units of production
Significant renewals and betterments are capitalized. Costs of maintenance and repairs are expensed as incurred. When property, plant and equipment is retired or otherwise disposed of, the asset and accumulated depreciation or amortization are removed from the accounts and the resulting gain or loss is reflected in operating expenses.

Construction in Progress
We track project development costs and capitalize those costs after a project has completed the scoping phase and enters the feasibility phase. We also capitalize costs for improvements to the existing machinery and equipment at our East Dubuque Plant and certain costs associated with our information technology initiatives. We do not depreciate construction in progress costs until the underlying assets are placed into service.
We suspended development on the conversion of the East Dubuque Plant during the first quarter of fiscal 2008. Capitalized costs incurred through September 30, 2007 were impaired under FASB ASC 360-10. Costs incurred winding down the REMC conversion project during fiscal 2008 were capitalized as construction in progress with a corresponding increase in impairment.
Impairment of Long-Lived Assets
Long-lived assets, construction in progress and identifiable intangible assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the asset’s fair value.
Software Capitalization
The Company capitalizes certain direct development costs associated with internal-use software, including external direct costs of material and services, and payroll costs for employees devoting time to software implementation projects. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred.
We implemented a financial accounting and enterprise resource planning system which was placed in service during the second quarter of fiscal 2008. Capitalized costs of the system were $1,889,000 which will be amortized over the estimated five year life.
Grants
Grants received are recorded as a reduction of the cost of the related project when there is reasonable assurance that the Company will comply with the conditions attached to them, and funding under the grant is receivable. Grants that compensate the Company for the cost of property, plant and equipment are recorded as a reduction to the cost of the related asset and are recognized over the useful life of the asset by reducing depreciation expense. The impairment on the conversion at the East Dubuque Plant previously discussed, included $2,200,000 of grant funds received for which the Company believes it fulfilled all obligations.
Licensed Technology and Technology Rights
Licensed technology represents costs incurred by the Company in fiscal 1993 primarily for the retrofit of a facility used for demonstrating the Company’s proprietary technology to prospective licensees. These capitalized costs were carried at the lower of amortized cost or net realizable value and were amortized using the straight-line method over fifteen years. The Company recorded $210,000 and $229,000 in amortization expense for licensed technology during the years ended September 30, 2008 and 2007, respectively, resulting in the full amortization of the asset as of September 30, 2008.
Technology rights were recorded at cost and were amortized using the straight-line method over a ten-year estimated life. We recorded $29,000 of amortization expense for technology rights for the year ended September 30, 2007. Technology rights became fully amortized during fiscal 2007.

Patents
Costs for patents on intellectual property are capitalized and amortized using the straight-line method over a fifteen-year estimated life. The Company recorded $154,000 in amortization expense for the year ended September 30, 2009. The amortization of the patents will result in amortization expense of $615,000 for each of the next five years.
Leases
The Company evaluates its lease agreements to determine if they should be capitalized or expensed. As of September 30, 2009, 2008 and 2007, the Company had not executed any lease agreements that meet the criteria of a capital lease and therefore all lease costs were expensed.
Advertising Costs
The Company recognizes advertising expense when incurred. Advertising expense was not significant for the fiscal years ended September 30, 2009, 2008 and 2007.
Research and Development Expenses
Research and development expenses include direct materials, direct labor, indirect labor, fringe benefits and other costs incurred to develop and refine certain technologies employed in each respective operating segment. These costs are expensed as incurred.
Our technology activities are centered at the Rentech Energy Technology Center (the “RETC”), which houses our Product Demonstration Unit (“PDU”). The RETC is where we have skilled technical, engineering and operating teams that work at our development and testing laboratories. The laboratory contains equipment and support facilities that provide us with resources for the continued development and testing of the Rentech Process as well as complementary technologies for additional applications and performance enhancements. In addition, the facilities allow us to conduct online analysis of feedstock and products. For the fiscal years ended September 30, 2009, 2008 and 2007, the Company incurred research and development expenses of $12.3 million, $57.0 million and $34.1 million, respectively, related to the construction, commissioning, start up and operation of the PDU.
Our principal research and development efforts at our laboratory are focused on increasing the efficiency of our catalyst as well as the separation of catalyst from the wax. Our research efforts are also focused on supporting our goal of achieving commercial use of the Rentech Process with as many types of carbon feedstock as are available. The PDU is important to our research and development activities, and provides samples of our products to potential customers for commercial product off-take agreements.
Income Taxes
The Company accounts for income taxes under the liability method, which requires an entity to recognize deferred tax assets and liabilities. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. An income tax valuation allowance has been established to reduce the Company’s deferred tax asset to the amount that is expected to be realized in the future.
The Company recognizes in its consolidated financial statements only those tax positions that are “more-likely-than-not” of being sustained, based on the technical merits of the position. The Company performed a comprehensive review of its material tax positions in accordance with the applicable guidance.
Comprehensive Income (Loss)
Comprehensive income (loss) is comprised of two components: net income (loss) and other comprehensive income (loss) which includes all changes to the Consolidated Statement of Stockholders’ Equity (Deficit), except those changes made due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the fiscal years ended September 30, 2009, 2008 and 2007, the Company’s total comprehensive loss was $0.0 million, $59.3 million and $93.9 million, respectively.

Net Income (Loss) Per Common Share
Basic income (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding plus the dilutive effect of unvested restricted stock, outstanding stock options and warrants, and convertible debt using the “treasury stock” method.
Adopted Accounting Standard That Required Retrospective Application
In May 2008, the FASB issued under ASC 470-20 a new accounting standard relating to accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). ASC 470-20 specifies that issuers of convertible debt instruments which can be settled in cash shall separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. ASC 470-20 was effective for financial statements issued for fiscal years beginning after December 15, 2008, and was adopted by the Company on October 1, 2009. The adoption of ASC 470-20 affected the accounting for our 4.00% Convertible Senior Notes ($57.5 million aggregate principal amount). Upon adoption of ASC 470-20, the estimated effective interest rate on our 4.00% Convertible Senior Notes was 18.00% as of the time of issuance, which resulted in the recognition of a $30,495,000 discount to the debt portion of these notes with an amount equal to that discount recorded in additional paid-in capital at the time of issuance. Such discount is amortized as interest expense (non-cash) over the remaining life of the 4.00% Convertible Senior Notes. Also, upon adoption of ASC 470-20, the original beneficial conversion feature of $875,000 and the related interest expense amortization were reversed.
The adoption of ASC 470-20 affected prior period information as follows (in thousands, except per share amounts):

	For the Year Ended September 30, 2009
	As	Effect of
	Previously	adoption of	As
	Reported	ASC 470-20	Adjusted
Interest expense	$11,050	$3,049	$14,099
Income (loss) from continuing operations	2,956	(3,049)	(93)
Net income (loss)	3,028	(3,049)	(21)

Net income (loss) per common share:
Basic	0.02	(0.02)	0.00
Diluted	0.02	(0.02)	0.00

	For the Year Ended September 30, 2008
	As	Effect of
	Previously	adoption of	As
	Reported	ASC 470-20	Adjusted
Interest expense	$5,442	$2,452	$7,894
Loss from continuing operations	(56,973)	(2,452)	(59,425)
Net loss	(56,882)	(2,452)	(59,334)

Net loss per common share:
Basic	(0.34)	(0.02)	(0.36)
Diluted	(0.34)	(0.02)	(0.36)

	For the Year Ended September 30, 2007
	As	Effect of
	Previously	adoption of	As
	Reported	ASC 470-20	Adjusted
Interest expense	$2,430	$2,171	$4,601
Loss from continuing operations	(94,867)	(2,171)	(97,038)
Net loss	(91,717)	(2,171)	(93,888)

Net loss per common share:
Basic	(0.61)	(0.01)	(0.62)
Diluted	(0.61)	(0.01)	(0.62)

	As of September 30, 2009
	As	Effect of
	Previously	adoption of	As
	Reported	ASC 470-20	Adjusted
Construction in progress	$27,328	$709	$28,037
Other assets and deposits (1)	15,686	(1,009)	14,677
Long-term convertible debt to stockholders	57,054	(19,337)	37,717
Additional paid-in capital	293,299	27,635	320,934
Accumulated deficit	(246,227)	(8,598)	(254,825)

(1)
The as previously reported amount was adjusted for a reclassification of loan costs from long-term to current to conform to the fiscal year 2010 presentation. These loan costs were not related to the convertible debt.

	As of September 30, 2008
	As	Effect of
	Previously	adoption of	As
	Reported	ASC 470-20	Adjusted
Construction in progress	$19,548	$412	$19,960
Other assets and deposits	8,309	(1,294)	7,015
Long-term convertible debt to stockholders	56,929	(22,968)	33,961
Additional paid-in capital	241,110	27,635	268,745
Accumulated deficit	(249,255)	(5,549)	(254,804)

	As of September 30, 2007
	As	Effect of
	Previously	adoption of	As
	Reported	ASC 470-20	Adjusted
Construction in progress	$4,192	$101	$4,293
Other assets and deposits	6,923	(1,577)	5,346
Long-term convertible debt to stockholders	56,804	(26,015)	30,789
Additional paid-in capital	233,447	27,635	261,082
Accumulated deficit	(192,373)	(3,097)	(195,470)

The retrospective adoption of ASC 470-20 impacted the following notes in these consolidated financial statements and schedule: Note 1 — Description of Business; Note 2 — Restatement of Consolidated Financial Statements; Note 3 — Summary of Certain Significant Accounting Policies; Note 8 — Property, Plant and Equipment; Note 12 — Convertible Debt; Note 15 — Stockholders’ Equity; Note 18 — Income Taxes; Note 19 — Segment Information; Note 20 — Net Income (Loss) Per Common Share; Note 21 — Selected Quarterly Financial Data (Unaudited) and Schedule II — Valuation and Qualifying Accounts. Also, Note 23 — Subsequent Events (Unaudited) was added.
Recent Accounting Pronouncements
In September 2006, the FASB issued a standard on fair value measurements that clarifies the principle that fair value shall be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. This standard is effective for consolidated financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB provided a one year deferral for the implementation of this standard for non-financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis. The provisions of this standard were effective for the Company’s financial assets and liabilities for the fiscal year beginning October 1, 2008. The adoption of this standard for financial assets and liabilities did not have a material impact on the Company’s consolidated financial position or results of operations. The Company is evaluating the provisions of this standard on its non-financial assets and liabilities.
In February 2007, the FASB issued a standard which permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of this standard were effective for the Company’s fiscal year beginning October 1, 2008. The adoption of this standard did not have a material impact on the Company’s consolidated financial position, results of operations or disclosures.
In October 2008, the FASB issued a standard on determining the fair value of a financial asset when the market for that asset is not active which clarified the application of a previously issued standard in the determination of the fair value of a financial asset when a market for that asset is not active. The provisions of this standard were effective for the Company’s financial assets and liabilities for the fiscal period beginning October 1, 2008. The adoption of this standard for financial assets and liabilities did not have a material impact on the Company’s consolidated financial position, results of operations or disclosures.
In April 2009, the FASB issued a staff position on interim disclosures about fair value of financial instruments which amends a previously issued standard on disclosures about fair value of financial instruments to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This guidance requires those disclosures in summarized financial information at interim reporting periods and is effective for interim reporting periods ending after June 15, 2009. It does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, the guidance requires comparative disclosures only for periods ending after initial adoption. The adoption of this guidance did not have a material impact on the Company’s consolidated financial condition, results of operations or disclosures.
In April 2009, the FASB issued a staff position on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly which provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. It also includes guidance on identifying circumstances that indicate a transaction is not orderly. This guidance is effective for interim and annual reporting periods ending after June 15, 2009. It does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, it requires comparative disclosures only for periods ending after initial adoption. The adoption of this guidance did not have a material impact on the Company’s consolidated financial condition, results of operations or disclosures.

In April 2009, the FASB issued a staff position on recognition and presentation of other-than-temporary impairments which amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This guidance does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. It is effective for interim and annual reporting periods ending after June 15, 2009. This guidance does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, it requires comparative disclosures only for periods ending after initial adoption. The adoption of this guidance did not have a material impact on the Company’s consolidated financial condition, results of operations or disclosures.
In April 2009, the FASB issued a staff position on accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies which amends the provisions of a previously issued standard for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. This guidance eliminates the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria. It is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. This guidance is effective for the Company’s fiscal year beginning October 1, 2009. In the absence of any planned future business combinations, the Company does not currently expect this guidance to have a material impact on the Company’s consolidated financial condition, results of operations or disclosures.
In May 2009, the FASB issued a standard on subsequent events which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. It is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position, results of operations or disclosures.
In June 2009, the FASB issued a standard which provides guidance about the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. This standard is effective for fiscal years beginning after November 15, 2009. It is effective for the Company’s fiscal year beginning October 1, 2010. The Company is evaluating the provisions of this standard and the potential impact on the Company’s consolidated financial position, results of operations and disclosures.
In June 2009, the FASB issued a standard which amends guidance issued in an interpretation as it relates to determining whether an entity is a variable interest entity and ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. This standard is effective for fiscal years beginning after November 15, 2009. The Company is evaluating the provisions of this standard and the potential impact on the Company’s consolidated financial position, results of operations and disclosures.
In June 2009, the FASB issued FASB ASC 105-10 which will become the source of authoritative US GAAP to be applied by nongovernmental entities superseding all pre-existing accounting and reporting standards other than the rules of the SEC. Updates to FASB ASC are being issued as Accounting Standards Updates. FASB ASC 105-10 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. FASB ASC 105-10 is effective for the Company’s fiscal year ended September 30, 2009. In accordance with the Codification, citations to accounting literature in these financial statements are to the relevant Topic of the Codification or are presented in plain English. The adoption of FASB ASC 105-10 did not have a material impact on the Company’s consolidated financial position, results of operations or disclosures.
Note 4 — Discontinued Operations
Effective with the sale dates noted below, these businesses were reflected as discontinued operations in the consolidated statements of operations.

In March 2005, Rentech entered into a Stock Purchase Agreement with Zinsser Co., Inc. (“Zinsser”) for the sale by Rentech of all of its interest in the stock of OKON. Rentech was paid $1.7 million at the closing. In addition, Rentech was to be paid an additional $300,000 in monthly payments at the rate of seven percent of gross sales of future products sales that were based on formulations and product technologies that OKON owned at the time of sale. As of September 30, 2007, we had collected the $300,000 in full. The terms of the agreement provide that Rentech is obligated to indemnify Zinsser against any unknown environmental liabilities incurred up to the date of sale as well as for certain product liability claims. During fiscal 2005, Rentech accrued $75,000 for potential product liability claims which was recorded as a separate component of loss from discontinued operations for the year ended September 30, 2005. In the absence of any identified product liability claims, the $75,000 was reversed in fiscal 2007.
Effective August 1, 2005, the Company sold its 56% ownership interest in REN Testing Corporation (“REN”) to REN Holding Corporation, (“RHC”) an Oklahoma corporation, consisting of a management group previously involved in REN. The sales price of the transaction was $1,175,000 payable in the form of earn-out payments based on RHC’s cash receipts for sales and services from REN’s customers. The earn-out payments are based on 5% of REN’s qualified cash receipts up to the first $2,500,000 per year and 10% of qualified cash receipts in excess of $2,500,000 per year. The earn-out payment will continue indefinitely until Rentech collects the $1,175,000. As of September 30, 2009, the Company had collected $469,000 of this amount and had recorded $116,000 of the remaining receivable in current assets as other receivables. Comparatively, as of September 30, 2008, the Company had collected $396,000 of this amount and had recorded $130,000 of the remaining receivable in current assets as other receivables. In addition, we recorded a reserve against the earn-out receivable due to uncertainty surrounding the estimation of collections. The balance of the reserve was $706,000 and $779,000 as of September 30, 2009 and 2008, respectively. Pursuant to the terms of the agreement, the buyer was responsible for all contingent liabilities that existed or might be incurred after the date of disposal.
PML, a provider of well logging services to the oil and gas industry was a wholly owned subsidiary of the Company and represented our oil and gas field services segment. On November 15, 2006, Rentech entered into an Equity Purchase Agreement (“Purchase Agreement”) with PML Exploration Services, LLC, a Delaware limited liability company (“PML Exploration”), pursuant to which we sold all of the equity securities of PML to PML Exploration. PML Exploration paid $5.4 million in cash to the Company for PML. The Purchase Agreement contained customary representations and warranties of Rentech relating to PML, and provisions relating to the indemnification of PML Exploration by the Company for breaches of such representations and warranties.
The approximate net sales price and the gain on the sale of PML are shown as follows (in thousands):

Sales price	$5,398
Less transaction costs	(49)

Net sales price to Rentech, Inc., after transaction costs	$5,349
Book value of Rentech’s ownership in PML	2,628

Rentech’s gain on sale of PML	$2,721

The results of the discontinued operations from OKON, REN and PML are as follows:

	For the Years Ended September 30,
	2009	2008	2007
	(in thousands)
Revenue from discontinued operations
OKON	$—	$—	$—
REN	—	—	—
PML	—	—	1,179

Total revenue	$—	$—	$1,179

Net income from discontinued operations
OKON	$—	$—	$—
REN	—	—	—
PML	—	—	225

Total income from discontinued operations	$—	$—	$225

Gain on sale of subsidiaries
OKON	$—	$—	$75
REN	72	91	129
PML	—	—	2,721

Total gain on sale of subsidiaries	$72	$91	$2,925

Note 5 — Available for Sale Securities
The Company’s available for sale securities are primarily auction rate securities which invest in long-term investment grade obligations purchased at par. Prior to fiscal 2008, these investments were classified as short-term investments and the trading of auction rate securities took place through a descending price auction occurring in 7, 28 and 35 day cycles with the interest rate reset at the beginning of each holding period. At the end of each holding period the interest was paid to the investor. The Company recorded the interest when earned as interest income.
During fiscal 2008, conditions in the global credit markets prevented the Company and other investors from liquidating holdings of auction rate securities because the amount of securities submitted for sale at auction exceed the amount of purchase orders for such securities. As a consequence of the failed auctions, the investments are not readily convertible to cash until a future auction of these investments occurs, the underlying securities are redeemed by the issuer or the underlying securities mature. During the second quarter of fiscal 2008, the Company reclassified its available for sale securities from current assets to noncurrent assets because the Company was unable to readily redeem these securities into cash for current operations.
In May 2008, the Company executed a line of credit (the “Line of Credit”) with the custodian of its available for sale securities. In September 2008, the Line of Credit was assumed by Barclays Capital, Inc. (“Barclays”). The Line of Credit provides for aggregate borrowing up to $5,000,000 and such loans are secured by the Company’s available for sale securities. Borrowings under the Line of Credit accrue interest at the rate of LIBOR plus 1.50%. Under the terms of the Line of Credit, the Company is not subject to any covenants and there is no maturity date, but outstanding balances are payable on demand. As of September 30, 2009, $4,532,000 was outstanding under the line of credit which is shown as a current liability because it is payable on demand. The balance of the line of credit was reduced by $226,000 during the 2009 fiscal year as a result of interest earned on the securities that was applied to the outstanding balance of the loan. In the event the loan was called for payment and the value of the collateral was insufficient to satisfy the then outstanding principal amount of the loan, the remainder of the loan is payable in cash.
Market prices for auction rate securities were not available as of September 30, 2008 since there was no market operating and neither the Company nor its custodian had a model to price individual holdings or the portfolio in aggregate. The Company believes that its use of Level 3 inputs to value its available for sale securities was required due to the absence of market activity and other observable pricing as of the measurement date. As of September 30, 2008, the Company estimated the fair value of its available for sale securities at $6,000,000. The minimum value of the range was considered to be equal to the balance of the line of credit at fiscal year end. The maximum value of the range was considered to be equal to the balance of the line of credit plus an exposure factor which the Company estimated at 35%. The midpoint of the range was approximately $6,000,000. As of September 30, 2008, the Company recorded an other-than-temporary impairment of the available for sale securities of $3,011,000. This was recorded in the alternative energy segment.

There were no changes in the Company’s marketable securities holdings during the fiscal year 2009.
During fiscal year 2009 there were still no markets operating. The Company believes that its use of Level 3 inputs to value its available for sale securities was still required due to the absence of market activity and other observable pricing as of the measurement date. As of September 30, 2009 management calculated the fair value of auction rate securities based on the most current available credit rating for each security and the most current available interest rates yielded by these securities. The Company had to exercise significant judgment in regards to certain other factors used in the valuation. The probability of collections of interest payments and discounted sale price for each security, if the Company liquidated its position, was estimated based on the relative credit ratings. The total portfolio value was calculated at approximately $6,000,000 as of September 30, 2009 and remained unchanged. The following table presents the fair value hierarchy for the Company’s financial assets measured at fair value on a recurring basis as of September 30, 2009:

As of September 30, 2009
		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
	Total Fair Value	Level 1	Level 2	Level 3
(in thousands)
Available for sale securities, non-current	$6,000	—	—	$6,000
As of September 30, 2009, the scheduled maturity dates for the underlying securities ranged from January 2025 to December 2050. As of September 30, 2009 and 2008, the Company’s Level 3 assets and liabilities consisted entirely of available for sale securities.
Proceeds from sales of available for sale securities were $0, $13,762,000 and $44,512,000 for the fiscal years ended September 30, 2009, 2008 and 2007, respectively. Realized gains from sales of available for sale securities for the fiscal years ended September 30, 2009, 2008 and 2007 were insignificant.
Note 6 — Accounts Receivable
Accounts receivable consisted of the following:

	As of September 30,
	2009	2008
	(in thousands)
Trade receivables from nitrogen products	$8,717	$12,528
Trade receivables from alternative energy	1,040	877

Total accounts receivable, gross	9,757	13,405
Allowance for doubtful accounts on trade accounts receivable	—	(692)

Total accounts receivable, net	$9,757	$12,713

Note 7 — Inventories
Inventories consisted of the following:

	As of September 30,
	2009	2008
	(in thousands)
Finished goods	$11,834	$16,406
Raw materials	388	723

Total inventory	$12,222	$17,129

Note 8 — Property, Plant and Equipment
Property, plant and equipment consisted of the following:

	As of September 30,
	2009	2008
	(in thousands)
Land	$1,933	$1,904
Buildings and building improvements	11,017	10,902
Machinery and equipment	64,697	59,263
Furniture, fixtures and office equipment	882	862
Computer equipment and computer software	4,073	3,528
Vehicles	172	172
Leasehold improvements	441	441
Conditional asset (asbestos removal)	210	—

	83,425	77,072
Less accumulated depreciation	(29,176)	(20,760)

Total depreciable property, plant and equipment, net	$54,249	$56,312

Construction in progress consisted of the following:

	As of September 30,
	2009	2008
	(in thousands)
Construction in progress for projects under development	$17,931	$15,432
Accumulated capitalized interest costs related to projects under development	3,197	1,038
Construction in progress for machinery and equipment	6,882	3,490
Conditional asset (asbestos removal)	27	—

Total construction in progress	$28,037	$19,960

In June 2008, the Company acquired the land and all of the remaining assets, consisting primarily of buildings, of a former paper manufacturing site for a purchase price of approximately $9,500,000. We intend to use the site, located in Adams County, Mississippi, near the city of Natchez, for a proposed synthetic fuels and chemicals project (the “Natchez Project”). The land, acquired buildings, capitalized interest and ongoing development costs incurred through September 30, 2009 associated with this project totaling $19,020,000 were included in construction in progress since they have not yet been placed in service.
During fiscal 2008, we suspended the conversion of the East Dubuque Plant. Concurrent with the decision to suspend the East Dubuque Plant conversion, management evaluated the affected assets for potential impairment. These assets included costs to date on the REMC conversion project recorded within construction in progress and a land purchase option recorded within deposits and other assets.
Management believed that these assets were fully impaired due to the following: 1) the assets were site specific and as discussed above, conversion of the East Dubuque Plant was suspended due to economic and other external factors beyond the Company’s control; 2) there were no alternative uses for the assets; and 3) there was an absence of a market for sale of the assets. Accordingly in the fourth quarter of fiscal 2007, the Company recorded an impairment loss of $38,197,000 composed of a) construction in progress costs incurred through fiscal 2007 within its alternative fuels segment of $36,916,000 and b) costs of the land purchase option within its nitrogen products manufacturing segment of $1,281,000. Additional costs incurred in winding down the REMC conversion project were capitalized in construction in progress with a corresponding increase in impairment.

During the fiscal year ended September 30, 2008, the Company recorded impairment losses of $9,104,000 related to winding down the suspended REMC conversion project and $378,000 related to other development projects. The impairments were shown as a component of income from continuing operations within the alternative energy segment.
During fiscal year 2008, we recovered $1,473,000 of payments made to a vendor on the REMC conversion project which were subsequently applied to unpaid invoices from the same vendor on projects other than the conversion of the East Dubuque Plant.
The Company has a legal obligation to handle and dispose of asbestos at its East Dubuque Plant and Natchez Project in a special manner when undergoing major or minor renovations or when their buildings are demolished, even though the timing and method of settlement are conditional on future events that may or may not be in its control. As a result, the Company has a conditional obligation for this disposal. In addition, the Company through its normal repair and maintenance program may encounter situations where it is required to remove asbestos in order to complete other work. The Company applied the expected present value technique to calculate the fair value of the asset retirement obligation for each property and, accordingly, the asset and related obligation for each property has been recorded.
Note 9 — Investment in ClearFuels Technology Inc.
On June 23, 2009, the Company acquired 4,377,985 shares of Series B-1 Preferred Stock, representing a 25% ownership interest in ClearFuels Technology Inc. (“ClearFuels”) and rights to license the ClearFuels biomass gasification technology in exchange for a warrant to purchase up to 5 million shares of the Company’s common stock, access to the PDU in Colorado for construction and operation of a ClearFuels gasifier, and certain rights to license the Rentech Process, including the exclusive right for projects using bagasse as a feedstock. The warrant vests in three separate tranches with one tranche of 2 million shares vested as of the closing date, and two tranches of 1.5 million shares each to vest on the achievement by ClearFuels of established milestones. The exercise price for the first tranche is $.60 per share and the exercise price per share for the second and third tranches will be set at the ten-day average trading price of the Company’s common stock at the time of vesting. The fair value of the warrant was calculated using the Black-Scholes option-pricing model at $628,815. This fair value was based on the vested tranche of 2 million shares because the Company cannot currently determine the probability of ClearFuels achieving the milestones that trigger vesting of the second and third tranches.
ClearFuels is a private company and a market does not exist for its preferred stock. As a result the Company determined the fair value of its investment in ClearFuels to be equal to the fair value of the vested warrant issued to ClearFuels at the closing. The investment in ClearFuels is recorded in other assets and deposits under the equity method of accounting. At September 30, 2009, the investment balance was $544,000 and the Company’s share of ClearFuels loss was $84,000, which is included in other income (expense) on the Consolidated Statements of Operations. Subsequent to September 30, 2009, the Company made two loans to ClearFuels which totaled $500,000.
Note 10 — Acquisition of SilvaGas Holdings Corporation
On June 23, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire SilvaGas Holdings Corporation (“SilvaGas”) and its patented biomass gasification technology. The transactions contemplated by the Merger Agreement closed on June 30, 2009 at which time SilvaGas became a wholly-owned subsidiary of the Company and changed its name to Rentech SilvaGas LLC. The Company’s results of operations include SilvaGas’ results of operations beginning July 1, 2009.
All of the shares of SilvaGas common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the merger (other than a small number of excluded shares that were converted into cash as described below) were converted into the right to receive shares of the Company’s common stock, par value $0.01 per share.

As part of the closing the Company issued 14,503,670 shares of common stock to the SilvaGas stockholders, approximately 6.8 million of which were deposited with an escrow agent to support certain indemnification obligations of the SilvaGas stockholders and to provide for certain possible expenses. The Merger Agreement provided that, in certain limited circumstances, the Company may make a cash payment to SilvaGas stockholders who do not qualify to receive shares of its common stock under the Merger Agreement. The Company paid approximately $163,000 to one SilvaGas stockholder for that stockholder’s 2,000 shares of SilvaGas common stock.
In addition to the consideration paid at the closing, SilvaGas stockholders may be entitled to receive additional shares of the Company’s common stock as earn-out consideration. Potential earn-out consideration will be calculated based on the degree to which the biomass gasification unit implementing SilvaGas technology at the Company’s proposed project in Rialto, California, or an alternative project to be designated by the Company, achieves certain performance criteria no later than March 29, 2022. Depending on the performance of the gasifier, such additional earn-out consideration may vary from zero to the sum of (i) 6,250,000 shares of Company common stock and (ii) that number of shares equal in value to $5,500,000 at the time of any such payment (provided that such number may not exceed 11,000,000 shares). In the event the SilvaGas biomass gasification unit fails to achieve the performance criteria, SilvaGas stockholders may be entitled to receive shares of the Company’s common stock with a value equal to a portion of the licensing fees and other royalties the Company receives from licensing the SilvaGas technology. The SilvaGas stockholders will not be entitled to receive such common stock unless the licensing fees and other royalties received by the Company exceed a certain threshold. In no event will the aggregate consideration paid in shares of the Company to SilvaGas stockholders at closing and as earn-out consideration exceed 20% of the total outstanding common stock of the Company as of the date of the Merger Agreement.
The estimated total purchase price for the acquisition of SilvaGas, based on the closing price of the Company’s common stock on June 30, 2009 of $0.57 per share, is as follows (in thousands):

Common stock	$8,267
Cash	500
Estimated direct acquisition costs	449

Total estimated purchase price	$9,216

This acquisition was accounted for as a purchase business combination. Under the purchase method of accounting, the total estimated purchase price is allocated to the acquired assets and liabilities based on their estimated fair value as of the date of acquisition. Based on the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation which is subject to change based on the Company’s final analysis, is as follows: intellectual property of $9,222,000, which is recorded in other assets and deposits, fixed assets of $19,000 and accounts payable of $25,000. The estimated purchase price does not include the earn-out consideration because the Company cannot currently determine the probability that the milestones that trigger the earn-out consideration will be achieved.
On March 29, 2009, the Company executed a technology license agreement with SilvaGas. At March 31, 2009, other assets and deposits included a $313,000 down payment which was required under the agreement. Upon completion of the SilvaGas acquisition, the $313,000 down payment was included in the estimated purchase price.
Note 11 — Debt
During fiscal 2008, the Company entered into unsecured short-term notes payable to finance insurance premiums totaling $1,719,000. The notes payable bore interest at 3.35% with monthly payments of principal and interest and a scheduled maturity date in February 2009. The balance due as of September 30, 2008 was $972,000 which was included in accounts payable. During fiscal 2009, the Company entered into unsecured short-term notes payable to finance insurance premiums totaling $2,204,000. The notes payable bear interest between 3.90% and 5.86% with monthly payments of principal and interest and a scheduled maturity date in February 2010. The balance due as of September 30, 2009 was $718,000 of which $143,000 was included in accounts payable and $575,000 in accrued liabilities.

On June 13, 2008 Rentech and REMC executed a $53,000,000 amended and restated credit agreement (the “Senior Credit Agreement”) by and among REMC as the borrower, Rentech as the guarantor and Credit Suisse, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral agent and the lenders party thereto. The Senior Credit Agreement replaced our $26,500,000 credit agreement dated May 30, 2008 among Rentech, REMC and Credit Suisse (the “Prior Credit Agreement”). At September 30, 2009, our outstanding principal borrowings under the Senior Credit Agreement were $37,112,000. Total fees paid in relation to the Senior Credit Agreement totaled $4,049,000, including fees for the amendments described below, consisting primarily of loan origination and legal fees that were paid both through a reduction in loan proceeds of $3,097,000 and in cash.
The Senior Credit Agreement is a term loan that matures on May 29, 2010, with an option, subject to certain conditions and fees, to extend the maturity date to May 29, 2011. The principal balance of the term loan will be due and payable in full on the maturity date. The term loan bears interest at the election of REMC of either: (a)(i) the greater of LIBOR or 3%, plus (a)(ii) 10.0%; or (b)(i) the greater of 4%, the prime rate, as determined by Credit Suisse, or 0.5% in excess of the federal funds effective rate, plus (b)(ii) 9.0%. Interest payments are generally made on a quarterly basis, as required by the terms of the agreement.
On January 14, 2009, REMC entered into the First Amendment to Amended and Restated Credit Agreement and Waiver (the “First Amendment and Waiver”) which revised the covenant regarding mandatory prepayments of the loan. The Senior Credit Agreement required mandatory prepayments of principal in an amount equal to 100% of any distributions or loans from REMC to the Company (“Cash Outlays”). The First Amendment and Waiver provided that, beginning and including December 23, 2008, mandatory matching prepayments of principal would equal 25% for the first $22.0 million of Cash Outlays. Thereafter, on all Cash Outlays above the first $22.0 million, through and including September 30, 2009, matching prepayments of principal would equal 75% of all Cash Outlays. Beginning on October 1, 2009, matching required prepayments of principal reverted to an amount equal to 100% of all Cash Outlays. During the year ended September 30, 2009, Cash Outlays from REMC to the Company were $34,100,000 which required principal prepayments of $15,888,000, all of which were paid to the lenders.
Under the First Amendment and Waiver, REMC’s minimum liquidity requirement has been reduced to $7,500,000 except during February, March and April of any fiscal year when the minimum liquidity requirement is $5,000,000. As of September 30, 2009, we were in compliance with all covenants under the Senior Credit Agreement, as amended.
In addition to an increase in interest rates and certain fees to the lenders and its advisors, as further consideration for the First Amendment and Waiver, the Company sold to Credit Suisse Management LLC, SOLA LTD and Solus Core Opportunities Master Fund Ltd., for an aggregate issue price of approximately $50,000, warrants to purchase 4,993,379 shares of the Company’s common stock, or 3% of the Company’s outstanding shares at the time of issuance. The exercise price of $0.92 per share for each warrant was a 20% premium above the weighted average price for the Company’s stock over the 10 trading days preceding the January 14, 2009 closing date of the Amendment and Waiver. Seventy-five percent of the warrants were immediately exercisable and expire 5 years from the grant date. The remaining 25% of the warrants will expire on the maturity date of the Term Loan. This portion of the warrants vested and became exercisable July 1, 2009. The fair value of the warrants was calculated using the Black-Scholes option-pricing model at $1,626,000. The fair value of the warrants, reduced by the $50,000 of consideration received for the warrants, was recorded as a discount on the debt and is being amortized to interest expense over the remaining contractual term of the debt using the effective interest method.
Rentech and certain of its subsidiaries, including REMC, are obligated to make mandatory prepayments of indebtedness under the Senior Credit Agreement from the net proceeds of, among other things, certain debt offerings. REMC will be obligated, upon the notice of a Lender within 30 days of certain changes in control events such as material changes in the equity ownership of Rentech or any of our subsidiaries, to prepay such Lender’s outstanding principal balance in full plus a prepayment fee of 1%. In addition, REMC must prepay indebtedness under the Senior Credit Agreement in amounts equal to any distributions or loans it makes to its shareholders. We have the option to prepay all or any portion of the indebtedness under the Senior Credit Agreement. Other than for prepayments as a result of a change of control described above, both mandatory and voluntary prepayments are subject to a fee of 2% to 4% of the amount being repaid, such fee depending upon the date of such payment.
The Senior Credit Agreement contains customary representations and warranties, covenants and events of default, including REMC financial covenants of (i) minimum EBITDA requirements for the prior 12 month period ranging from $33.0 million to $60.0 million as certified each fiscal quarter, (ii) maximum capital expenditures ranging from $4.75 million to $16.5 million per fiscal year and (iii) minimum liquidity thresholds at REMC ranging from $5.0 million to $7.5 million, depending upon the outstanding principal amount of term loans outstanding and the date of measurement. The obligations under the Senior Credit Agreement are secured by substantially all of our assets and the assets of most of our subsidiaries, including a pledge of the equity interests in most of our subsidiaries. In addition, REMC granted Credit Suisse a mortgage on its real property to secure its obligations under the Senior Credit Agreement and related loan documents. The Senior Credit Agreement includes restrictive covenants that limit our ability to make investments, dispose of assets, pay cash dividends or repurchase stock.
On August 11, 2009, we entered into a Waiver and Amendment Letter with the lenders which permits Rentech to exchange a portion of the Convertible Senior Notes for equity of Rentech, subject to certain conditions.
On December 14, 2009, we entered into a Third Amendment and Waiver to the Amended and Restated Credit Agreement (the “Third Amendment and Waiver”), without which we would not have been able to meet all of the covenants in the Senior Credit Agreement. The Third Amendment and Waiver reduces the minimum EBITDA covenant requirements for the periods ending June 30, 2010 and September 30, 2010, and due to the accounting changes described in Note 2 above, provides for a waiver of the requirement that the past financial statements delivered to the lenders be prepared in accordance with GAAP. We paid a fee equal to 1% of the outstanding principal amount of the term loan upon execution of the Third Amendment and Waiver and will be required to pay a fee equal to 7% of the outstanding principal amount if we elect to extend the maturity date of the term loan for one year on May 29, 2010. The prepayment fee on the term loan will be reduced by 1.0% if we repay the term loan on or before February 15, 2010 and by 0.5% if we repay the term loan after February 15, 2010 but on or before March 15, 2010, and the prepayment fee will be increased by 1.0% if we repay the term loan after May 29, 2010.
Long-term debt consists of the following:

	As of September 30,
	2009	2008
	(in thousands)
Face value of term loan under the Senior Credit Agreement	$37,112	$53,000
Less unamortized discount	(696)	(—)

Book value of term loan under the Senior Credit Agreement	36,416	53,000
Less current portion	(36,416)	(—)

Term loan, long term portion	$—	$53,000

Mortgage dated February 8, 1999; monthly principal and interest payments of $7 with interest at 6.5%; unpaid principal and accrued interest due March 1, 2029; collateralized by land and building	$931	$953
Less current portion	(24)	(23)

Mortgage debt, long term portion	$907	$930

Total debt	$37,347	$53,953
Less current portion	(36,440)	(23)

Total debt, long term portion	$907	$53,930

Future maturities of long-term debt as of September 30, 2009 are as follows (in thousands):

For the Years Ending September 30,
2010	$37,136
2011	26
2012	28
2013	30
2014	31
Thereafter	792

$38,043
Less unamortized discount	(696)

$37,347

In fiscal year 2010 we expect our principal liquidity needs to include REMC related costs to operate, pay debt service, and make capital investments in the East Dubuque Plant, as well as non-REMC costs to develop commercial projects, operate the PDU, continue research and development of the Rentech Process and fund general working capital needs. We will also need to repay any remaining debt under the Senior Credit Agreement when it matures on May 29, 2010, unless we elect to extend the maturity date for one year with the administrative agent’s consent. Our needs for liquidity during fiscal year 2010 will depend on several factors, including the level of expenses incurred for the development of the Rialto and Natchez projects, the amount of cash flow generated by REMC and available after any required repayment of principal under the Senior Credit Agreement, and the level of selling, general and administrative expenses and research and development expenses incurred in our non-REMC operations. We currently expect that we will need external capital during fiscal 2010 to fund our non-REMC activities and repay the remaining debt under our Senior Credit Agreement if we do not extend its maturity date. The required amount of any such capital will be determined by the levels of actual spending, and by the amount of cash generated by REMC’s operations during the year. If we were to be unable to raise additional capital in fiscal 2010, we would need to either slow or cease development of our commercial projects and research and development of the Rentech Process, and we could become unable to operate the PDU and to satisfy our other working capital needs. Our failure to raise additional capital when needed would have a material adverse effect on our results of operations, liquidity and cash flows and our ability to execute our business plan.
Note 12 — Convertible Debt
During November 2004, we issued two unsecured promissory notes to an existing stockholder totaling $1,000,000. In connection with the promissory notes, we issued stock purchase warrants for the purchase of 877,000 shares of common stock and entered into Registration Rights Agreements providing for the registration of the shares of common stock underlying the warrants. In February 2005, Rentech issued additional warrants to the investor on the same terms as the original warrants for the purchase of 219,000 additional shares of common stock at $1.14 per share, and has allowed for the conversion of the unpaid balances of the notes into common stock. The promissory notes matured November 18, 2005, and bore interest at 8.5% with principal and interest payable upon maturity. The warrants had an exercise price of $1.14 per share of common stock, and were exercisable until November 18, 2007. In October 2005, the two promissory notes were converted into 493,000 shares of our common stock at a conversion price of $2.18 per share. In November 2007, the warrants were fully exercised.

In May 2005, the Company issued two convertible promissory notes to directors of the Company totaling $1,000,000. The promissory notes had no maturity date, and bore annual interest at the Wall Street Journal Prime Rate plus 2%. In connection with the promissory notes, we issued stock purchase warrants for the purchase of 658,000 shares of common stock. The warrants had an exercise price of $1.61 per share of common stock, and were exercisable until April 7, 2008. On December 14, 2005, one of these notes totaling $125,000 was converted into 82,000 shares of the Company’s common stock at a conversion price of $1.52. On May 18, 2006, the remaining $875,000 note was converted into 576,000 shares of the Company’s common stock at a conversion price of $1.52. The disposition of the warrants was the exercise of 20,000 warrants in fiscal 2007, the extension of 62,000 warrants in fiscal 2008 to April 2010 and the expiration of 576,000 warrants in fiscal 2008.
During April 2006, the Company closed its concurrent public offerings (the “Offerings”) of 16,000,000 shares of common stock at a price per share of $3.40 and $50,000,000 principal amount of its 4.00% Convertible Senior Notes Due in 2013 (the “Notes”). In connection with the closings, the Company, and Wells Fargo Bank, National Association, as the Trustee, entered into an Indenture dated April 18, 2006 (the “Indenture”). Certain subsidiaries of the Company are also parties to the Indenture, although none of the subsidiary guarantors has any obligation under the Notes. The Notes bear interest at the rate of 4.00% per year on the principal amount of the Notes, payable in cash semi-annually in arrears on April 15 and October 15 of each year, beginning October 15, 2006. The Notes are the Company’s general unsubordinated unsecured obligations, ranking equally in right of payment to all of the Company’s existing and future unsubordinated unsecured indebtedness, and senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated to the Notes. The Notes are junior in right of payment to all of the Company’s existing and future secured indebtedness to the extent of the value of the collateral securing such obligations and structurally subordinated in right of payment to all existing and future obligations of the Company’s subsidiaries, including trade credit. The Notes are not guaranteed by any of the Company’s subsidiaries.
Holders may convert their Notes into shares of the Company’s common stock (or cash or a combination of cash and shares of common stock, if the Company so elects) at an initial conversion rate of 249.2522 shares of the Company’s common stock per $1,000 principal amount of Notes (which represents a conversion price of $4.012 per share of common stock), subject to adjustment as provided in the Indenture, under the following circumstances: (1) during any fiscal quarter, if the closing sale price of the Company’s common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter exceeds 120% of the conversion price per share on such last trading day, (2) if the Company has called the Notes for redemption, (3) if the average of the trading prices of the Notes for any five consecutive trading day period is less than 98% of the average of the conversion values of the Notes during that period, (4) if the Company makes certain significant distributions to the holders of common stock, (5) in connection with a transaction or event constituting a fundamental change or (6) at any time on or after January 15, 2013 until the close of business on the business day immediately preceding the maturity date. In the event of a fundamental change (as defined in the Indenture), the Company may be required to pay a make-whole premium on Notes converted in connection with the fundamental change. The make-whole premium will be payable in shares of the Company’s common stock, or the consideration into which of the Company’s common stock has been converted or exchanged in connection with such fundamental change, on the repurchase date for the Notes after the fundamental change.
The Company may redeem the Notes, in whole or in part, at any time before April 15, 2011, at a redemption price payable in cash equal to 100% of the principal amount of Notes to be redeemed, plus any accrued and unpaid interest and an additional coupon make-whole payment if in the previous 10 trading days ending on the trading day before the date of the mailing of the provisional redemption notice the volume weighted average price of the Company’s common stock exceeds 150% of the conversion price for at least five consecutive trading days. The coupon make-whole payment will be in cash in an amount per $1,000 principal amount of Notes equal to the present value of all remaining scheduled payments of interest on each note to be redeemed through April 15, 2011. At any time on or after April 15, 2011, the Company may redeem the Notes, in whole or in part, at a redemption price payable in cash equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but not including, the redemption date.

In April 2006, the underwriters of the Company’s concurrent public offerings exercised in full their over-allotment options by purchasing an additional $7,500,000 of convertible senior notes. Including the over- allotment purchases, the Company’s offering of convertible senior notes totaled $57,500,000 with net proceeds to the Company of $53,700,000 after deducting $3,800,000 of underwriting discounts, commissions, fees and other expenses. The Company recognized these deductions as prepaid debt issuance costs which is a component of deposits and other assets on the Consolidated Balance Sheets. The issuance of the notes from the over-allotment resulted in a beneficial conversion feature of $875,000, which was recognized as debt discount and was to be amortized to interest expense over the seven-year term of the notes. Upon adoption of ASC 470-20, the beneficial conversion feature and the related amortization were reversed. See Note 3 regarding the change in value of the convertible debt as a result of adopting ASC 470-20. The balance of the convertible senior notes is shown net of the unamortized discount related to the adoption ASC 470-20. Convertible debt components are as follows:

	As of September 30,
	2009	2008
	(in thousands)
Convertible senior notes	$57,500	$57,500
Less unamortized discount	(19,783)	(23,539)

Long-term convertible debt to stockholders	$37,717	$33,961

Prepaid debt issuance costs on convertible senior notes	$890	$1,141
Long-term convertible debt, including automatic conversions to common stock and required cash payments, matures in 2013. The required cash interest payments on convertible notes for the year ending September 30, 2010 based on current interest rates will be $2,300,000. Upon achievement of the conversion criteria, the notes may be converted into 14,332,002 shares of common stock.
Based on the market prices, the estimated fair value of the 4.00% Convertible Senior Notes was approximately $46.4 million as of September 30, 2009.
Note 13 — Advance for Equity Investment
In May 2007, the Company entered into an Equity Option Agreement with Peabody Venture Fund, LLC (“PVF”). Under the Equity Option Agreement, PVF agreed to fund the lesser of $10.0 million or 20% of the development costs for our proposed coal-to-liquids conversion project at the East Dubuque Plant incurred during the period between November 1, 2006 and the closing date of the financing for the project. In consideration for PVF’s payment of development costs, Rentech granted PVF an option to purchase up to 20% of the equity interest in the project for a purchase price equal to 20% of the equity contributions made to the project at the closing of the project financing, less the amount of development costs paid by PVF as of such time.
Through September 30, 2007, the net proceeds from PVF under this agreement were $8,799,000 which was recorded as an advance for equity investment on the Consolidated Balance Sheets. In the first fiscal quarter of 2008, a partial reimbursement to PVF of $907,000 occurred bringing the net total received to $7,892,000. Though the Company’s Board of Directors decided to suspend development of the conversion of the East Dubuque Plant, neither the Company nor PVF have terminated the Equity Option Agreement as of September 30, 2009, and as such, the liability for the advance for equity investment remains. The non-interest bearing advance is a liability, but not considered debt. Therefore, the Company did not impute interest on the advance.
Note 14 — Commitments and Contingencies
Natural Gas Agreements
Our policy and our practice is to enter into purchase contracts for natural gas in conjunction with contract sales commitments in order to substantially fix gross margin and reduce our exposure to changes in market prices for natural gas and nitrogen fertilizer products. We have entered into multiple fixed quantity natural gas supply contracts for various delivery dates through December 31, 2009. Commitments for natural gas purchases consist of the following:

	As of
	September 30,	September 30,
	2009	2008
	(in thousands)
MMBTU’s under fixed priced contracts	1,398	3,036
MMBTU’s under index priced contracts	—	—

Total MMBTU’s under contracts	1,398	3,036

Commitments to purchase natural gas	$6,615	$34,505
Weighted average rate per MMBTU based on the fixed rates and the indexes applicable to each contract	$4.73	$11.37
Subsequent to September 30, 2009, we entered into multiple fixed quantity natural gas supply contracts for various delivery dates through March 31, 2010. The total MMBTU’s associated with these additional contracts was 3,025,000 and the total amount of the purchase commitments was approximately $14,765,000 resulting in a weighted average rate per MMBTU of approximately $4.88. We are required to make additional prepayments under these purchase contracts in the event that market prices fall below the purchase prices in the contracts.
Operating Leases
In April 2006, we entered into a lease agreement and lease amendment for a lease of office space located in Los Angeles, California that serves as our administrative offices. The term of the lease agreement is forty-nine months with a scheduled termination of June 2010. The Company pays an annual basic rent of $416,000 subject to annual increases of three and one-half percent (3.5%) on a cumulative and compounded basis. Additional terms included abatement of basic rent for the initial six months of the lease term, a security deposit of $38,000, the obligation of the Company to carry and maintain certain insurance coverage and the obligation of the Company to its proportional share of the increase in certain real estate taxes and operating costs for the building each year. Additionally, the Company was required to deliver a letter of credit as security for the performance of the Company’s obligations under the lease agreement. The letter of credit requirement was initially $200,000 which was subsequently reduced by $50,000 on each anniversary date. The value of the letter of credit as of September 30, 2009 was $50,000.
The Company’s other principal office space is located in Denver, Colorado and is leased under a non-cancelable operating lease, which expires on October 31, 2014.
In September 2007, we entered into a lease of an industrial site that is located adjacent to the PDU site in Commerce City, Colorado used for the storage and maintenance of equipment. The Company pays an annual basic rent of $73,000. The annual basic rent increases by two percent (2.0%) per annum, on a cumulative and compounded basis each anniversary date. In addition, the Company is obligated to pay its proportional share of the increase in certain real estate taxes and operating costs for the property each year.
The Company also has various operating leases of real and personal property which expire through October 2014. Total lease expense for the years ended September 30, 2009, 2008, and 2007 was $1,518,000, $1,301,000 and $538,000, respectively.
Future minimum lease payments as of September 30, 2009 are as follows (in thousands):

For the Years Ending September 30,
2010	$600
2011	210
2012	211
2013	210
2014	210
Thereafter	17

$1,458

Litigation
In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.
Note 15 — Stockholders’ Equity
Common Stock
During fiscal 2007, the Company sold and issued 20,092,000 shares of common stock along with warrants to purchase 4,018,000 shares of common stock through a registered direct offering to selected institutional investors under the Company’s existing shelf registration statements. For each share of common stock purchased in the offering, the investor was also issued warrants to purchase 0.20 shares of common stock for a combined issue price of $2.73 per unit. The shares of common stock and warrants were immediately separable and were issued separately. The warrants have an exercise price of $3.28 per share, subject to certain adjustments, have a five year term, and were not exercisable prior to October 25, 2007. The proceeds of this offering were allocated pro rata between the relative fair values of the stock and warrants at issuance using the Black-Scholes valuation model for valuing the warrants. The value of the warrants was determined to be $3,492,000 resulting in a pro rata allocation for the warrants of $3,283,000. This was recorded as a reduction in the proceeds received from the stock in additional paid-in capital and an increase in additional paid-in capital from the allocated value of the warrants.
The Company also issued 1,526,000 shares of common stock upon the exercise of stock options and warrants for cash proceeds of $1,907,000 during fiscal 2007 and also issued 412,000 shares of common stock in settlement of restricted stock units which vested during the fiscal year.
In February 2008, the Company sold 400,000 shares of restricted common stock to an individual professional services provider for cash of $2,000 and notes receivable of $606,000. The stock was subject to transfer restrictions and repurchase by the Company at the original issuance price if specified performance milestones were not accomplished by December 31, 2008. The Company accounted for the transaction under guidance which required that certain components of the transaction be recorded at different points in time over the life of the transaction. During the 2008 fiscal year, we recognized $380,000 as marketing expense with a corresponding accrued liability under Restricted Stock Awards. The notes receivable were recorded as a contra-equity since the notes are non-recourse, other than the shares. During the first quarter of fiscal 2009, the service provider informed us that the specified performance milestones would not be achieved. In December 2008, the Company repurchased all 400,000 shares for the price at which the shares had been sold. The repurchase resulted in the reversal of $380,000 of previously recognized marketing expense, a corresponding reversal of the accrued liability under Restricted Stock Awards, the reversal of the contra-equity notes receivable and the reversal of associated common stock and additional paid-in capital.
During fiscal 2008, the Company issued 1,377,000 shares of common stock upon the exercise of stock options and warrants for cash proceeds of $1,611,000 and also issued 758,000 shares of common stock in settlement of restricted stock units which vested during the fiscal year. Additionally, the Company issued 348,000 shares of common stock upon the conversion of convertible notes payable.
On May 18, 2009, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Articles of Incorporation, as amended, to increase the authorized common stock of the Company from 250,000,000 shares to 350,000,000 shares. Also, on May 18, 2009, the shareholders of the Company approved the 2009 Incentive Award Plan (the “Plan”). The Plan provides for the grant to eligible individuals of stock options and other equity based awards. Up to 9,500,000 shares of common stock have been reserved for issuance under the Plan. As of September 30, 2009, there were restricted stock and stock option grants totaling 583,600 shares issued under the Plan.

On June 29, 2009 the Company issued 11,000,000 shares of Company common stock directly to selected institutional investors for a purchase price of $0.58 per share in cash, which resulted in the Company receiving net proceeds of $6,300,000. The Company did not retain an underwriter or placement agent, and the Company did not pay a commission or underwriting discount in connection with this offering.
On August 25, 2009, we issued 8,571,428 shares of Company common stock, through a placement agent, to selected institutional investors for a purchase price of $1.75 per share in cash. We paid to the placement agent a fee equal to 4% of the gross proceeds received from the offering and also reimbursed the agent $25,000 for its actual out-of-pocket expenses and certain other expenses incurred by it in the offering. The net proceeds to the Company were approximately $14,300,000.
On September 28, 2009, we issued 11,111,000 shares of Company common stock, through a placement agent, to selected institutional investors for a purchase price of $1.80 per share in cash. We paid to the placement agent a fee equal to 3.5% of the gross proceeds received from the offering and also reimbursed the agent $25,000 for its actual out-of-pocket expenses and certain other expenses incurred by it in the offering. The net proceeds to the Company were approximately $19,200,000.
The Company intends to use the net proceeds from the various sales of the common stock for general corporate purposes, including, without limitation, for capital expenditures, development of the Company’s projects and for working capital. Pending the application of the net proceeds, the Company may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.
Long-Term Incentive Equity Awards
Effective July 18, 2008, the Compensation Committee of the Board of Directors approved long-term incentive equity awards for a group of its officers including its named executive officers. The awards are comprised of performance shares and restricted stock units with a combination of performance vesting and time-based vesting provisions. The awards are intended to balance retention, equity ownership and performance. The performance metrics are based on absolute share price appreciation and total shareholder return in order to closely align the return to the Company’s shareholders with management compensation. The following are summary descriptions of the performance share awards:
•
Under the absolute share price target award, zero to 100 percent of the performance stock vests on April 1, 2011, with the final vesting amount depending on the Company’s volume weighted average stock price falling within a share price target range. The Company’s share price must be greater than $2.00 per share for any shares to vest, and the amount of shares that vests increases pro-rata for a price greater than $2.00 up to a maximum vesting at $4.00.

•
Under the total shareholder return award, zero to 100 percent of the performance stock vests on April 1, 2011, with the final vesting amount depending on the Company’s total shareholder return ranking relative to the total shareholder return for 12 identified companies in a peer group. The Company’s ranking must be greater than the 25th percentile for any shares to vest, and the amount of shares that vests increases pro-rata for a ranking greater than the 25th percentile up to a maximum vesting at the 75th percentile.

•	Both performance share awards are subject to the recipient’s continued employment with the Company, with vesting in a change of control and upon certain terminations without cause.
The long-term incentive awards also include a management stock purchase plan in which a portion of each participant’s cash bonus award was allocated to purchase vested RSU’s at the fair market value of the Company’s stock price on the date of grant. The Company then matched the participant’s purchase with an equal number of restricted stock units that cliff vest on April 1, 2011, subject to the recipient’s continued employment with the Company. The final portion of the equity awards vest over a three year period with one-third of the restricted stock units vesting on each of the first three anniversaries of April 1, 2008, subject to the recipient’s continued employment with the Company.

During 2009 and 2008, the Company issued a total of 2,617,000 performance shares and restricted stock units composed of the following:

Type of Award	Number of Awards
Time-vested awards	1,293,000
Absolute share price target awards	512,000
Total shareholder return awards	512,000
Management stock purchase plan awards	150,000
Company matching of management stock purchase plan awards	150,000

Total	2,617,000

Additional Paid-in Capital
See Note 3 regarding the change in additional paid-in capital as a result of adopting ASC 470-20.
Note 16 — Accounting for Stock Based Compensation
The accounting guidance requires all share-based payments, including grants of stock options, to be recognized in the statement of operations, based on their fair values. Stock based compensation expense for all fiscal periods subsequent to September 30, 2005 includes compensation expense for all stock based compensation awards granted subsequent to September 30, 2005 based on estimated grant-date fair value. Stock options granted by the Company prior to those granted on July 14, 2006 were typically fully-vested at the time of grant and all outstanding and unexercised options were fully vested as of October 1, 2005. Stock options granted subsequent to July 14, 2006 generally vest over three years. As a result, compensation expense recorded during the period includes amortization related to grants during the period as well as prior grants. Most grants have graded vesting provisions where an equal number of shares vest on each anniversary of the grant date. The Company allocates the total compensation cost on a straight-line attribution method over the requisite service period. Most grants vest upon the fulfillment of service conditions and have no performance or market-based vesting conditions. Certain grants of warrants and restricted stock units include a share price driven vesting provisions. Stock based compensation expense that the Company records is included in selling, general and administrative expense. There was no tax benefit from recording this non-cash expense as such benefits will be recorded upon utilization of the Company’s net operating losses.
During fiscal 2009, 2008 and 2007, charges associated with all equity-based grants were recorded as follows:

	For the Years Ended September 30,
	2009	2008	2007
	(in thousands)
Compensation expense	$2,472	$4,495	$4,031
Board compensation expense	394	307	433
Consulting expense	89	938	502

Total expense	$2,955	$5,740	$4,966

Compensation expense	$2,866	$4,802	$4,464
Reduction to both basic and diluted earnings per share from compensation expense	$0.02	$0.03	$0.03

The Company uses the Black-Scholes option pricing model to determine the weighted average fair value of options and warrants. The fair value of options and warrants at the date of grant and the assumptions utilized to determine such values are indicated in the following table:

	For the Years Ended September 30,
	2009	2008	2007
Risk-free interest rate	0.69% — 3.42%	1.77% — 3.54%	3.97% — 5.08%
Expected volatility	72.0% — 73.0%	53.0% — 68.0%	55.0% — 58.0%
Expected life (in years)	1.50 — 8.00	1.00 — 8.00	0.50 — 6.50
Dividend yield	0.0%	0.0%	0.0%
Forfeiture rate	0.0% — 15.0%	0.0% — 20.0%	0.0%
The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of our stock options. The Company used the average stock price over the last 54 months to project expected stock price volatility. The Company estimated the expected life of stock options based upon the vesting schedule and the term of the option grant. Since September 30, 2005, we have used the simplified method for estimating the term of the share grants where the expected term was calculated as one-half of the sum of the vesting term and the original contractual term. In accordance with the accounting guidance, the simplified method for calculation of the terms for share grants after December 31, 2007 is not expected to be used. For grants made after December 31, 2007 we changed the methodology and the estimated expected term of the grant to be based on our historical exercise experience. Beginning in fiscal 2008, the Company included a forfeiture component in the pricing model on certain grants to employees, however, through fiscal 2007, stock option forfeitures were minimal and a forfeiture component was not included in the pricing model.
The number of shares reserved, outstanding and available for issuance are as follows:

	Shares	Shares		Shares Available
	Reserved	Outstanding		for Issuance
	As of	As of		As of
	September 30,	September 30,		September 30,
Name of Plan	2009	2009	2008	2009	2008
	(in thousands)
1996 Stock Option Plan	500	15	45	—	—
2001 Stock Option Plan	500	—	—	2	2
2003 Stock Option Plan	500	—	15	—	—
2005 Stock Option Plan	1,000	126	266	69	5
2006 Incentive Award Plan:
Stock options	8,000	1,911	2,900	2,385	803
Restricted stock units	—	1,625	2,672	—	—
2009 Incentive Award Plan:
Stock options	9,500	190	—	8,916	—
Restricted stock units	—	—	—	—	—

	20,000	3,867	5,898	11,372	810
Restricted stock units not from a plan	789	436	125	—	—
Options authorized by the Board of Directors, for specific agreements	410	250	500	—	—
Options authorized by the Board of Directors, not from a plan	6,218	—	—	—	—

	27,417	4,553	6,523	11,372	810

Stock Options
The Company has multiple stock option plans under which options have been granted to employees, including officers and directors of the Company, to purchase at a price not less than the fair market value of the Company’s common stock at the date the options were granted. Each of these plans allow the issuance of incentive stock options, within the meaning of the Internal Revenue Code, and other options pursuant to the plan that constitute non-statutory options. Options under the Company’s stock option plans for the years 1996 through 2005 generally expire five years from the date of grant or at an alternative date as determined by the committee of the Board of Directors of the Company that administers the plan. Options under the Company’s 2006 Incentive Award Plan and the Plan generally expire between three and ten years from the date of grant or at an alternative date as determined by the committee of the Board of Directors of the Company that administers the plan. Options under the Company’s stock option plan for the years 1994 through 2005 are generally exercisable on the grant date. Options under the Company’s 2006 Incentive Award Plan and the Plan are generally exercisable on the grant date or a vesting schedule between one and three years from the grant date as determined by the committee of the Board of Directors of the Company that administers the plans.
In addition to the stock option plans described above, the Company has issued options to purchase the Company’s common stock.
During fiscal 2009, 2008 and 2007, charges associated with stock option grants were recorded as follows:

	For the Years Ended September 30,
	2009	2008	2007
	(in thousands)
Compensation expense	$559	$842	$1,147
Board compensation expense	47	89	185
Consulting expense	72	124	502

Total expense	$678	$1,055	$1,834

Compensation expense	$606	$931	$1,332
Reduction to both basic and diluted earnings per share from compensation expense	$—	$0.01	$0.01
Option transactions during the years ended September 30, 2009, 2008 and 2007 are summarized as follows:

		Weighted
		Average	Aggregate
	Number of	Exercise	Intrinsic
	Shares	Price	Value
Outstanding at September 30, 2006	4,370,000	$2.47
Granted	661,000	3.53
Exercised	(959,000)	1.12
Canceled / Expired	(206,000)	4.02

Outstanding at September 30, 2007	3,866,000	2.91
Granted	395,000	1.48
Exercised	(235,000)	1.20
Canceled / Expired	(300,000)	3.49

Outstanding at September 30, 2008	3,726,000	2.82
Granted	270,000	1.01
Exercised	(95,000)	1.40

		Weighted
		Average	Aggregate
	Number of	Exercise	Intrinsic
	Shares	Price	Value
Canceled / Expired	(1,408,000)	2.40

Outstanding at September 30, 2009	2,493,000	2.91	$255,000

Options exercisable at September 30, 2009	2,048,000	$3.22	$82,000
Options exercisable at September 30, 2008	2,974,000	$2.85
Options exercisable at September 30, 2007	2,684,000	$2.51

Weighted average fair value of options granted during fiscal 2009		$0.71

Weighted average fair value of options granted during fiscal 2008		$0.83

Weighted average fair value of options granted during fiscal 2007		$1.86
The aggregate intrinsic value was calculated based on the difference between the Company’s stock price on September 30, 2009 and the exercise price of the outstanding shares, multiplied by the number of outstanding shares as of September 30, 2009. The total intrinsic value of options exercised during the years ended September 30, 2009, 2008 and 2007 was $44,000, $138,000 and $1,763,000, respectively.
As of September 30, 2009, there was $253,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements from previously granted stock options. That cost is expected to be recognized over a weighted-average period of 1.0 years.
The following information summarizes stock options outstanding and exercisable at September 30, 2009:

	Outstanding			Exercisable
		Weighted Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual Life	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	in Years	Price	Exercisable	Price
$0.60-$0.77	170,000	5.93	$0.65	3,000	$0.71
$1.06	15,000	0.12	1.06	15,000	1.06
$1.33-$1.76	670,000	4.02	1.50	463,000	1.47
$1.85	127,000	0.82	1.85	127,000	1.85
$2.22-$2.68	185,000	4.93	2.46	155,000	2.50
$3.35-$3.81	165,000	4.32	3.66	148,000	3.65
$4.07-$4.48	1,161,000	5.86	4.16	1,137,000	4.16

$0.60-$4.48	2,493,000	4.91	$2.91	2,048,000	$3.22

Warrants
In September 2004, we issued warrants to purchase common stock to Mitchell Technology Investments. The exercise price and expiration date were tied to the conversion of the East Dubuque Plant. Based on terms from the 2004 contract, on April 1, 2008, the exercise price for the 1,250,000 outstanding warrants was reduced from $1.14 to $0.57 and the expiration date was extended due to the postponement of the conversion effort. The changes in terms to the warrants were valued at $259,000 using the Black-Scholes option-pricing model which included an expected life of five years on the warrant extension.
In April 2005, we issued warrants to purchase common stock to MAG Capital, LLC with an expiration date of April 8, 2008. As of March 31, 2008, approximately 2,880,000 of these warrants were outstanding. In April 2008, the Company’s Board of Directors approved the extension of the expiration date by two years to April 8, 2010 and increased the exercise price from $1.61 to $2.00 per share. The changes in the terms of the warrants is in consideration for strategic business opportunities and alliances provided by MAG. The changes in terms to the warrants were valued at $543,000 using the Black-Scholes option-pricing model.

In May 2005, we issued warrants to purchase common stock to Michael F. Ray, a member of the Board of Directors, with an expiration date of April 7, 2008. As of March 31, 2008, approximately 62,000 of these warrants were outstanding. In April 2008, the Company’s Board of Directors approved the extension of the expiration date by two years to April 8, 2010 and increased the exercise price to $2.00 per share. The changes in the terms of the warrants is for consideration for consulting services related to capital projects at the East Dubuque Plant. The change in terms of the options was valued at $12,000 using the Black-Scholes option-pricing model which was charged to selling, general and administrative expense in the third quarter of fiscal 2008 with a corresponding increase to additional paid-in capital.
During fiscal 2005, the Company issued a warrant to Management Resource Center, Inc, an entity controlled by D. Hunt Ramsbottom, the Company’s President and CEO. During the last quarter of fiscal 2005, Mr. Ramsbottom assigned the warrant to East Cliff Advisors, LLC, an entity controlled by Mr. Ramsbottom. The warrant is for the purchase of 3.5 million shares of the Company’s common stock at an exercise price of $1.82. The warrant has vested or will vest in the following incremental amounts upon such time as the Company’s stock reaches the stated closing prices for 12 consecutive trading days: 10% at $2.10 (vested); 15% at $2.75 (vested); 20% at $3.50 (vested); 25% at $4.25 (vested); and 30% at $5.25 (not vested). The Company recognizes compensation expense as the warrants vest, as the total number of shares to be granted under the warrant was not known on the grant date. In fiscal 2005, the Company accounted for the warrant under guidance for accounting for stock issued to employees due to the employer-employee relationship between the Company and Mr. Ramsbottom. Under the guidance, compensation cost would only be recognized for stock based compensation granted to employees when the exercise price of the Company’s stock options granted is less than the market price of the underlying common stock on the date of grant.
During fiscal 2006, additional shares underlying the warrant to East Cliff Advisors, LLC vested. No additional vesting occurred during fiscal 2009, 2008 or 2007 and as such there was no charge to compensation expense from this warrant in these periods.
The original warrants include 2,082,500 shares that are vested and 1,050,000 shares that are not vested. East Cliff Advisors assigned 262,500 warrants to a third party and continues to hold 787,500 warrants. In January 2009, the vesting terms and expiration for the warrants held by East Cliff Advisors, LLC were amended. As amended, with respect to the unvested warrants representing 787,500 shares, half of these warrants will vest upon the earlier of Rentech’s stock price reaching $5.25 or higher for 12 consecutive trading days or December 31, 2011, in either case as long as Mr. Ramsbottom is still an employee of the Company. The expiration date for this half of the warrants was extended from August 4, 2010 to December 31, 2012. The other 393,750 warrants will vest upon Rentech’s stock price reaching $5.25 or higher for 12 consecutive trading days, but their expiration date, and the expiration date of the original vested 2,082,500 warrants were extended from August 4, 2010 to the earlier of 90 days after Mr. Ramsbottom ceases to be employed by the Company or December 31, 2011. The exercise price of each of the warrants remained at $1.82 per share.
The changes in terms to the vested warrants were evaluated using the Black-Scholes option-pricing model, however, no additional compensation expense will be recognized since the amount of compensation expense previously recognized on the original warrant exceeds the value calculated under the amendment.
During fiscal 2006, the Company issued a warrant to purchase 1,000,000 shares of the Company’s common stock at $2.4138 per share to DKRW — AF. The warrant is fully vested and exercisable at any time until January 11, 2014. The warrant was valued using the Black-Scholes option-pricing model and resulted in a charge to selling, general and administrative expense of $2,677,000.
During fiscal 2009, 2008 and 2007, charges associated with grants of warrants were recorded as follows:

	For the Years Ended September 30,
	2009	2008	2007
	(in thousands)
Compensation expense	$190	$—	$—
Board compensation expense	—	—	—
Consulting expense	—	814	—

Total expense	$190	$814	$—

Compensation expense	$190	$—	$—
Reduction to both basic and diluted earnings per share from compensation expense	$—	$—	$—
Warrant transactions during the years ended September 30, 2009, 2008 and 2007 are summarized as follows:

		Weighted
	Number of	Average
	Shares	Exercise Price
Outstanding at September 30, 2006	11,159,000	$1.61
Granted	4,018,000	3.28
Exercised	(625,000)	1.55
Canceled / Expired	—	—

Outstanding at September 30, 2007	14,552,000	$2.08
Granted	—	—
Exercised	(1,142,000)	1.16
Canceled / Expired	(2,067,000)	1.60

Outstanding at September 30, 2008	11,343,000	$2.30
Granted	6,994,000	0.83
Exercised	—	—
Canceled / Expired	(50,000)	1.14

Outstanding at September 30, 2009	18,287,000	$1.74

Warrants exercisable at September 30, 2009	18,287,000	$1.74
Warrants exercisable at September 30, 2008	11,343,000	$2.30
Warrants exercisable at September 30, 2007	14,552,000	$2.08

Weighted average fair value of warrants granted during fiscal 2009		$0.32
Weighted average fair value of warrants granted during fiscal 2008		$—
Weighted average fair value of warrants granted during fiscal 2007		$0.87
As of September 30, 2009, there was $58,000 of total unrecognized compensation cost related to share-based compensation arrangements from previously granted warrants. That cost is expected to be recognized over a weighted-average period of 2.3 years.

The following information summarizes warrants outstanding and exercisable at September 30, 2009:

	Outstanding				Exercisable
			Weighted Average	Weighted		Weighted
			Remaining	Average		Average
	Number		Contractual Life	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding		in Years	Price	Exercisable	Price
$0.57 - $0.60	3,250,000		4.26	$0.59	3,250,000	$0.59
$0.92	4,994,000		3.38	0.92	4,994,000	0.92
$1.82	2,083,000	(1)	2.25	1.82	2,083,000	1.82
$2.00	2,942,000		0.52	2.00	2,942,000	2.00
$2.41	1,000,000		4.28	2.41	1,000,000	2.41
$3.28	4,018,000		2.57	3.28	4,018,000	3.28

$0.57 - $3.28	18,287,000		2.82	$1.74	18,287,000	$1.74

(1)	Composed of 2,083,000 shares underlying the warrants issued to East Cliff Advisors, LLC. The aggregate intrinsic value of these shares was $0 as of September 30, 2009.
Restricted Stock Units and Performance Share Awards
The Company issues Restricted Stock Units (“RSU’s”) which are equity-based instruments that may be settled in shares of common stock of the Company. During fiscal 2007, the Company limited the issuance of RSU’s to members of the Board of Directors, and certain members of the Company’s senior management group. In fiscal 2009 and 2008, the Company issued RSU’s and Performance Share Awards to certain employees as long-term incentives.
Most RSU agreements include a three-year vesting period such that one-third will vest on each annual anniversary date of the commencement date of the agreement. The vesting of various RSU’s are subject to partial or complete acceleration under certain circumstances, including termination without cause, end of employment for good reason or upon a change in control (in each case as defined in the agreement). The vesting of a portion of certain RSU’s will accelerate if employment is terminated without cause, or employment is ended for good reason. In certain agreements, if we fail to offer to renew an employment agreement on competitive terms or if a termination occurs which would entitle the grantee to severance during the period of three months prior and two years after a change in control, the vesting of the restricted stock unit grant will accelerate.
The compensation expense incurred by the Company for RSU’s and Performance Share Awards is based on the closing market price of the Company’s common stock on the date of grant and is amortized ratably on a straight-line basis over the requisite service period and charged to selling, general and administrative expense with a corresponding increase to additional paid-in capital.
During fiscal 2009, 2008 and 2007, charges associated with RSU and Performance Share Award grants were recorded as follows:

	For the Years Ended September 30,
	2009	2008	2007
	(in thousands)
Compensation expense	$1,724	$3,653	$2,884
Board compensation expense	130	218	248
Consulting expense	—	—	—

Total expense	$1,854	$3,871	$3,132

Compensation expense	$1,854	$3,871	$3,132
Reduction to both basic and diluted earnings per share from compensation expense	$0.01	$0.02	$0.02

RSU and Performance Share Award transactions during the years ended September 30, 2009, 2008 and 2007 are summarized as follows:

		Weighted
		Average	Aggregate
	Number of	Grant Date	Intrinsic
	Shares	Fair Value	Value
Outstanding at September 30, 2006	1,589,000	$4.60
Granted	665,000	3.08
Vested and Settled in Shares	(412,000)	4.25
Vested and Surrendered for Withholding Taxes Payable	(199,000)	4.67
Canceled / Expired	—	—

Outstanding at September 30, 2007	1,643,000	4.07
Granted	2,355,000	1.61
Vested and Settled in Shares	(758,000)	3.26
Vested and Surrendered for Withholding Taxes Payable	(305,000)	4.28
Canceled / Expired	(138,000)	3.88

Outstanding at September 30, 2008	2,797,000	2.21
Granted	445,000	0.62
Vested and Settled in Shares	(707,000)	2.93
Vested and Surrendered for Withholding Taxes Payable	(235,000)	3.53
Canceled / Expired	(240,000)	1.63

Outstanding at September 30, 2009	2,060,000	1.53	$3,338,000

Of the 2,060,000 RSU’s and Performance Share Awards outstanding at September 30, 2009, 1,625,000 were granted pursuant to our 2006 Incentive Award Plan. The other 435,000 RSU’s were not granted pursuant to a stock option plan but were “inducement grants.” Of the 2,797,000 RSU’s and Performance Share Awards outstanding at September 30, 2008, 2,672,000 were granted pursuant to our 2006 Incentive Award Plan. The other 125,000 RSU’s were not granted pursuant to a stock option plan but were “inducement grants.” At September 30, 2007, of the 1,643,000 RSU’s outstanding, 1,177,000 were granted pursuant to our 2006 Incentive Award Plan and the other 466,000 RSU’s were “inducement grants.” Such grants may be made without prior shareholder approval pursuant to the rules of the NYSE Amex if the grants are made to new employees as an inducement to joining the Company, the grants are approved by the Company’s independent compensation committee of the Board of Directors and terms of the grants are promptly disclosed in a press release.
As of September 30, 2009, there was $1,114,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements from previously granted RSU’s and Performance Share Awards. That cost is expected to be recognized over a weighted-average period of 1.5 years.
The grant date fair value of RSU’s and Performance Share Awards that vested during the years ended September 30, 2009, 2008 and 2007 was $2.9 million, $3.8 million and $2.7 million, respectively.
Stock Grants
During 2009, the Company issued a total of 419,000 shares of stock which were fully vested at date of grant. Of this amount, 394,000 shares, which were evenly distributed, were granted to the directors and 25,000 shares were granted to a consultant. This resulted in stock-based compensation expense of $216,000 and $17,000 for the shares granted to the directors and consultant, respectively.

Note 17 — Defined Contribution Plan
The Company has a 401(k) plan. Employees who are at least 18 years of age are eligible to participate in the plan and share in the employer matching contribution. The Company is currently matching 75% of the first 6% of the participant’s salary deferrals. All participants who have completed 1,000 hours of service and who are employed on the last day of the plan year are eligible to share in the non-matching employer contributions. Employer matching and non-matching contributions vest immediately in years in which the plan is not top heavy. During years in which the plan is top heavy, employer matching and non-matching contributions vest 100% after three years of service. The Company contributed $789,000, $818,000 and $637,000 to the plan for the years ended September 30, 2009, 2008, and 2007.
Note 18 — Income Taxes
The Company accounts for income taxes in accordance with FASB Accounting Standards Codification (“ASC”) 740, Income Taxes (formerly referenced as FASB Statement No. 109) SFAS No. 109, “Accounting for Income Taxes.” ASC 740 requires deferred tax assets and liabilities to be recognized for temporary differences between the tax basis and financial reporting basis of assets and liabilities, computed at the expected tax rates for the periods in which the assets or liabilities will be realized, as well as for the expected tax benefit of net operating loss and tax credit carryforwards. A full valuation allowance was recorded against the deferred tax assets.
The ultimate realization of deferred income tax assets is dependent on the generation of taxable income in appropriate jurisdictions during the periods in which those temporary differences are deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in determining the amount of the valuation allowance. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets are deductible, management determines if it is more likely than not that the Company will realize the benefits of these deductible differences. As of September 30, 2009, the most significant factor considered in determining the realizability of these deferred tax assets was our profitability over the past three years. The Company needs to generate approximately $131 million in pre-tax income in the United States prior to the expiration of our net operating loss carryforwards to fully utilize these net deferred tax assets. Management believes that at this point in time, it is more likely than not that the deferred tax assets will not be realized. The Company therefore has recorded a full valuation allowance against its deferred tax assets at September 30, 2009 and 2008.
The provision (benefit) for income taxes for the years ended September 30, 2009, 2008, and 2007 was, as follows:

	For the Years Ended September 30,
	2009	2008	2007
		(restated)
	(in thousands)
Current:
Federal	$7	$—	$—
State	54	13	11

Total Current	61	13	11

Deferred:
Federal	$—	$—	$—
State	—	—	—

Total Deferred	—	—	—

	61	13	11

A reconciliation of the income taxes at the federal statutory rate to the effective tax rate was as follows:

	For the Years Ended September 30,
	2009	2008	2007
		(restated)
	(in thousands)
Federal income tax benefit calculated at the federal statutory rate	$(11)	$(20,200)	$(32,993)
State income tax expense net of federal benefit	32	(1,627)	(3,071)
Permanent true ups, other	127	2,925	125
Uncertainty for income tax positions	(811)	3,565	—
Change in State Effective Rate	(4,796)	185	(875)
Research and development credit	—	83	1,073
Change in valuation allowance	5,520	15,082	35,752

Income tax expense
From continuing operations	$61	$13	$—
From discontinued operations	—	—	11
The components of the net deferred tax liability and net deferred tax asset as of September 30, 2009 and 2008 are as follows:

	As of September 30,
	2009	2008
		(restated)
	(in thousands)
Current:
Accruals for financial statement purposes not allowed for income taxes	$6,949	$4,105
Basis difference in prepaid expenses	(614)	(749)
Inventory	(2,076)	(3,230)
Valuation allowance	(4,259)	(126)

Current, net	—	—
Long-Term:
Net operating loss, capital loss and credit carryforwards	$51,717	$46,908
Basis difference relating to Intangibles	(2,673)	811
Basis difference in property, plant and equipment	29,121	30,946
Stock option exercises	5,860	4,939
Impairment of available for sale securities	1,177	1,109
Debt issuance costs	394	476
Debt discount	(7,733)	(8,668)
Other items	75	30
Valuation allowance	(77,938)	(76,551)

Long-Term, net	$—	$—

Total deferred tax assets, net	$—	$—

A portion of the valuation allowance relates to the deferred tax asset created by the stock option expense. The benefit that will be generated by the reversal of this portion of the allowance will be recorded to equity upon the release of the valuation allowance in the future. The amount of the deferred tax asset related to the stock option expense was $5,860,000 and $4,939,000 for the years ended September 30, 2009 and 2008, respectively.

As of September 30, 2009, we had the following available carryforwards to offset future taxable income:

Description	Amount		Expiration
	(in thousands)
Net Operating Losses — US Federal	$131,416		2010 — 2028
Net Operating Losses — States	$131,362	(1)	2010 — 2028
R&D Credit	$2,755		2010 — 2028
AMT Credit	$7		NO EXP

(1)	$24,919,210 of CA and $41,081,310 of IL NOL’s expire between 2010-2017 and 2018-2019 respectively.
Tax Contingencies
On October 1, 2007, the Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 740, Income Taxes (formerly referenced as FASB Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109). ASC 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 requires that the Company recognize in its consolidated financial statements, only those tax positions that are “more-likely-than-not” of being sustained as of the adoption date, based on the technical merits of the position. As a result of the implementation of ASC 740, the Company performed a comprehensive review of its material tax positions in accordance with recognition and measurement standards established by ASC 740.
As of October 1, 2008, the Company’s uncertain tax benefits totaled approximately $5.4 million. The change to the amount of uncertain tax benefits for the year ended September 30, 2009 relates to an increase in research and development credits of $397,000 and a decrease in the amount of $3.1 million relating to a reversal of IRC Section 382 limitation. A reconciliation of the beginning and ending amounts of unrecognized tax liability was as follows:

	As of September 30,
Reconciliation of Unrecognized Tax Liability	2009	2008
		(restated)
	(in thousands)
Balance at beginning of year	$5,460	$1,556
Additions based on tax positions taken during a prior period	—	2,357
Additions based on tax positions related to the current period	397	1,547
Reductions based on tax positions related to the current period	(3,103)	—
Settlements with taxing authorities	—	—
Lapse of statutes of limitations	—	—

Balance at end of year	$2,754	$5,460

If the $2,754 of uncertain tax benefits recorded on our balance sheet reverse, $2,754 will affect our effective tax rate. The Company and its subsidiaries are subject to the following material taxing jurisdictions: U.S. federal, California, Colorado, Illinois and Texas. The tax years that remain open to examination by the U.S. federal and Illinois jurisdictions are years 2005 through 2007; the tax years that remain open to examination by the California, Colorado and Texas jurisdictions are years 2004 through 2007.
The Company has not accrued any interest and penalties related to uncertain tax positions in the balance sheet or statement of operations as a result of the Company’s net operating loss position. As of September 30, 2008 and September 30, 2009, the Company has not accrued any interest related to uncertain tax positions as a result of the Company’s net operating loss carryforward position. As of September 30, 2008 and September 30, 2009, the Company’s has not accrued any penalties related to uncertain tax positions.
While management believes the Company has adequately provided for all tax positions, amounts asserted by taxing authorities could materially differ from our accrued positions as a result of uncertain and complex application of tax regulations. Additionally, the recognition and measurement of certain tax benefits includes estimates and judgment by management and inherently includes subjectivity. Accordingly, additional provisions on federal and state tax-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.

Note 19 — Segment Information
The Company operates in two business segments as follows:
•	Nitrogen products manufacturing — The Company manufactures a variety of nitrogen fertilizer and industrial products.

•	Alternative energy — The Company develops and markets processes for conversion of low-value, carbon-bearing solids or gases into valuable hydrocarbons and electric power.
The Company’s reportable operating segments have been determined in accordance with the Company’s internal management structure, which is organized based on operating activities. The Company evaluates performance based upon several factors, of which the primary financial measure is segment-operating income.

	For the Years Ended September 30,
	2009	2008	2007
	(in thousands)
Revenues
Nitrogen products manufacturing	$186,449	$216,615	$134,419
Alternative energy	238	678	504

Total revenues	$186,687	$217,293	$134,923

Operating income (loss)
Nitrogen products manufacturing	$57,048	$52,736	$13,222
Alternative energy	(43,172)	(103,207)	(107,685)

Total operating income (loss)	$13,876	$(50,471)	$(94,463)

Depreciation and amortization
Nitrogen products manufacturing	$182	$82	$68
Alternative energy	1,296	1,102	731

Total depreciation and amortization recorded in operating expenses	$1,478	$1,184	$799
Nitrogen products manufacturing — expense recorded in cost of sales	8,280	8,361	7,720

Total depreciation and amortization	$9,758	$9,545	$8,519

Interest expense
Nitrogen products manufacturing	$7,601	$2,747	$93
Alternative energy	6,498	5,147	4,508

Total interest expense	$14,099	$7,894	$4,601

Income (loss) from continuing operations
Nitrogen products manufacturing	$49,264	$50,958	$11,869
Alternative energy	(49,357)	(110,383)	(108,907)

Total loss from continuing operations	$(93)	$(59,425)	$(97,038)

Total assets
Nitrogen products manufacturing	$115,030	$158,653	$108,266
Alternative energy	85,570	45,210	48,798

Total assets	$200,600	$203,863	$157,064

Note 20 — Net Income (Loss) Per Common Share
Basic income (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding plus the dilutive effect of unvested restricted stock, outstanding stock options and warrants, and convertible debt using the “treasury stock” method.
For the year ended September 30, 2009, 2008 and 2007, 37.2 million, 32.2 million and 34.7 million shares, respectively, of the Company’s stock options, stock warrants, restricted stock, and convertible debt were excluded from the calculation of diluted income (loss) per share because their inclusion would have been anti-dilutive.
Note 21 — Selected Quarterly Financial Data (Unaudited)
Selected unaudited consolidated financial information is presented in the tables below (in thousands, except per share data). The amounts for the quarters ended June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008 and December 31, 2007 have been restated for the adjustments described in Note 2 of the Notes to Consolidated Financial Statements.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(As Restated)	(As Restated)	(As Restated)
For the 2009 Fiscal Year
Revenues (not restated)	$50,768	$16,789	$93,333	$25,797
Gross profit (loss)	$13,722	$(11,135)	$50,748	$7,461
Operating income (loss)	$1,962	$(22,077)	$37,207	$(3,216)

Income (loss) from continuing operations	$(967)	$(25,450)	$33,548	$(7,224)
Income from discontinued operations (not restated)	$11	$53	$2	$6
Net income (loss)	$(956)	$(25,397)	$33,550	$(7,218)
Net income (loss) per common share:
Basic:
Continuing operations	$(0.01)	$(0.15)	$0.20	$(0.04)
Discontinued operations (not restated)	$0.00	$0.00	$0.00	$0.00

Net income (loss)	$(0.01)	$(0.15)	$0.20	$(0.04)

Diluted:
Continuing operations	$(0.01)	$(0.15)	$0.20	$(0.04)
Discontinued operations (not restated)	$0.00	$0.00	$0.00	$0.00

Net income (loss)	$(0.01)	$(0.15)	$0.20	$(0.04)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(As Restated)	(As Restated	(As Restated	(As Restated)
For the 2008 Fiscal Year
Revenues (not restated)	$48,635	$29,223	$62,419	$77,016
Gross profit	$10,360	$7,835	$17,567	$20,789
Operating income (loss)	$(23,345)	$(22,562)	$(6,977)	$2,412

Loss from continuing operations	$(23,921)	$(23,484)	$(8,415)	$(3,605)
Income from discontinued operations (not restated)	$23	$16	$22	$30
Net loss	$(23,898)	$(23,468)	$(8,393)	$(3,575)
Net loss per common share:
Basic:
Continuing operations	$(0.15)	$(0.14)	$(0.05)	$(0.02)
Discontinued operations (not restated)	$0.00	$0.00	$0.00	$0.00

Net loss	$(0.15)	$(0.14)	$(0.05)	$(0.02)

Diluted:
Continuing operations	$(0.15)	$(0.14)	$(0.05)	$(0.02)
Discontinued operations (not restated)	$0.00	$0.00	$0.00	$0.00

Net loss	$(0.15)	$(0.14)	$(0.05)	$(0.02)

Summary Financial Impacts of Restatements
The following table presents “As Previously Reported” and “As Restated” selected quarterly financial data for the quarters ended June 30, 2009, March 31, 2009, December 31, 2008, September 30, 2008, June 30, 2008, March 31, 2008 and December 31, 2007 (in thousands, except per share data):

			Income		Basic	Diluted
	Gross	Operating	(Loss) from	Net	Income	Income
	Profit	Income	Continuing	Income	(Loss) per	(Loss) per
	(Loss)	(Loss)	Operations	(Loss)	Share	Share
Quarter ended June 30, 2009
As previously reported	$52,567	$39,026	$35,367	$35,369	$0.21	$0.21
Restatement adjustments	(1,819)	(1,819)	(1,819)	(1,819)	(0.01)	(0.01)

As restated	$50,748	$37,207	$33,548	$33,550	$0.20	$0.20

Quarter ended March 31, 2009
As previously reported	$(3,004)	$(13,946)	$(17,319)	$(17,266)	$(0.10)	$(0.10)
Restatement adjustments	(8,131)	(8,131)	(8,131)	(8,131)	(0.05)	(0.05)

As restated	$(11,135)	$(22,077)	$(25,450)	$(25,397)	$(0.15)	$(0.15)

Quarter ended December 31, 2008
As previously reported	$9,661	$(2,099)	$(5,028)	$(5,017)	$(0.03)	$(0.03)
Restatement adjustments	4,061	4,061	4,061	4,061	0.02	0.02

As restated	$13,722	$1,962	$(967)	$(956)	$(0.01)	$(0.01)

Quarter ended September 30, 2008
As previously reported	$14,784	$(3,593)	$(9,610)	$(9,580)	$(0.06)	$(0.06)
Restatement adjustments	6,005	6,005	6,005	6,005	0.04	0.04

As restated	$20,789	$2,412	$(3,605)	$(3,575)	$(0.02)	$(0.02)

Quarter ended June 30, 2008
As previously reported	$17,567	$(6,977)	$(8,415)	$(8,393)	$(0.05)	$(0.05)
Restatement adjustments	—	—	—	—	—	—

As restated	$17,567	$(6,977)	$(8,415)	$(8,393)	$(0.05)	$(0.05)

Quarter ended March 31, 2008
As previously reported	$7,917	$(22,480)	$(23,402)	$(23,386)	$(0.14)	$(0.14)
Restatement adjustments	(82)	(82)	(82)	(82)	—	—

As restated	$7,835	$(22,562)	$(23,484)	$(23,468)	$(0.14)	$(0.14)

Quarter ended December 31, 2007
As previously reported	$10,278	$(23,427)	$(24,003)	$(23,980)	$(0.15)	$(0.15)
Restatement adjustments	82	82	82	82	—	—

As restated	$10,360	$(23,345)	$(23,921)	$(23,898)	$(0.15)	$(0.15)

Note 22 — Related Party Transactions
During January 2003, the Company began to defer monthly salary payments to certain officers. The Company and these certain officers entered into convertible notes in the amount of such deferred salary payments. Originally, the notes bore interest at 9% and matured in twelve months, with all unpaid principal and interest due at that time. The notes were convertible in whole or in part into unregistered common stock of the Company, subject to certain conversion provisions. On September 30, 2005, these convertible promissory notes were amended to extend the term to September 30, 2008 and to reduce the interest rate to the prime rate published by the Wall Street Journal. As of September 30, 2007 the balance in these convertible notes was $181,000. During fiscal 2008, interest on the notes increased the balance of the liability to $189,000. In September 2008, the notes were fully converted into 348,000 shares of common stock.
Note 23 — Subsequent Events (Unaudited)
In connection with this filing, the Company evaluated subsequent events.
On January 29, 2010, the Company and REMC replaced the Senior Credit Agreement with a new four and a half-year Credit Agreement (the “New Credit Agreement”) with Credit Suisse AG, as administrative agent and collateral agent and the lenders party thereto. REMC borrowed $62.5 million under the New Credit Agreement in the form of new secured term loans (the “New Term Loans”), which were used to repay its existing term loan facility in the amount of approximately $37 million, to make a loan to the Company in the amount of approximately $18 million and to pay fees and expenses. Under applicable guidance, the payoff of the existing term loan is considered an early extinguishment of debt. The New Term Loans are guaranteed by the Company and certain of its subsidiaries and contain restrictions on the amount of cash that can be transferred from REMC to the Company or its subsidiaries after the initial transfer to the Company on the closing date. The New Credit Agreement also includes an uncommitted incremental term loan facility under which REMC may request up to $15 million in incremental term loans, subject to the satisfaction of certain conditions, including the condition that, after giving effect to the incurrence of the incremental term loans, the total outstanding principal amount of all term loans under the New Credit Agreement may not exceed $50 million. The New Term Loans were issued with original issue discount of 3%, and will bear interest, at the election of REMC, at either (a)(i) the greater of LIBOR or 2.5%, plus (ii) 10.0% or (b)(i) the greatest of (w) the prime rate, as determined by Credit Suisse AG, (x) 0.5% in excess of the federal funds effective rate, (y) LIBOR plus 1.0% or (z) 3.5% plus (ii) 9.0%. Interest payments are generally made on a quarterly basis. The New Term Loans mature on July 29, 2014 and are subject to annual amortization, payable quarterly, of 7.5% of the original principal amount for the first two years, 15.0% of the original principal amount for the next two years, and remainder payable in the last six months.
In February 2010, the Company entered into an Equity Distribution Agreement (the “Distribution Agreement”), which permits the Company to sell up to $50 million aggregate gross sales price of common stock over a period of six months. Sales of shares, if any, may be made by means of ordinary brokers’ transactions on NYSE Amex at market prices or as otherwise agreed by the Company and its sales agent. The sales agent will receive a commission of 1.5% based on the gross sales price per share. On a daily basis, the Company may sell up to a number of shares of its common stock equal to twenty-five percent of the average daily trading volume of the Company’s common stock for the thirty trading days preceding the date of the sale. The net proceeds from any sales under the Distribution Agreement are expected to be used for general corporate purposes.
Between December 29, 2009 and January 6, 2010, three purported class action shareholder lawsuits were filed against the Company and certain of its current and former directors and officers in the United States District Court for the Central District of California (“C.D. Cal.”). The case captions are as follows: (1) Michael Silbergleid v. Rentech, Inc., et al., Case No. 2:09-cv-09495-GHK-PJW (C.D. Cal.); (2) Moti Ben-Ami v. Rentech, Inc., et al., Case No. 2:09-cv-09555-GHK-PJW (C.D. Cal.); and (3) Kevin Kelly v. Rentech, Inc., et al., Case No. 2:10-cv-00069-GHK-PJW (C.D. Cal.). The complaints allege that the Company and the named current and former directors and officers made false or misleading statements regarding the Company’s financial performance in connection with its financial statements for fiscal year 2008 and the first three quarters of fiscal year 2009. Plaintiffs in the three actions purport to bring claims on behalf of all persons who purchased Rentech securities between May 9, 2008 and December 14, 2009 and seek unspecified damages, interest, and attorneys’ fees and costs. The Company has not yet filed a response to the complaints but intends to vigorously defend these actions.
Between January 22, 2010 and February 10, 2010, five shareholder derivative lawsuits were filed against certain of the Company’s current and former officers and directors in the United States District Court for the Central District of California and the Superior Court of the State of California for the County of Los Angeles (“LASC”). The case captions are as follows: (1) John Cobb v. D. Hunt Ramsbottom, et al., Case No. 2:10-cv-0485-GHK-PJW (C.D. Cal.); (2) Virginia Harpster v. D. Hunt Ramsbottom, et. al., Case No. 2:10-cv-01006-GHK-PJW (C.D. Cal.); (3) Andrew L. Tarr v. Dennis L. Yakobson, et al., LASC Case No. BC430553; (4) Sergiu S. Strumingher v. Dennis L. Yakobson, et al., LASC Case No. BC430757; and (5) Gerald Smith v. D. Hunt Ramsbottom, et al., LASC Case No. BC431278. The complaints allege that the named current and former directors and officers caused the Company to make false or misleading statements regarding the Company’s financial performance in connection with its financial statements for the fiscal year 2008 and the first three quarters of fiscal year 2009. The plaintiffs, who purport to assert claims on behalf of the Company, seek various equitable and/or injunctive relief, unspecified restitution to the Company, interest, and attorneys’ fees and costs. The Company has not yet filed a response to the complaints but intends to vigorously defend these actions.

On February 3, 2010, the Company filed an additional shelf registration statement for $42,000,000 aggregate offering price of securities. The registration statement has not become effective and securities may not be sold nor may offers to buy be accepted thereunder prior to the time the registration statement becomes effective. This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
The retrospective adoption of ASC 470-20, as stated in Note 3, impacted the deferred tax valuation account for each year due to the change in net losses. The deferred tax asset account is fully reserved.

	Balance			Balance
	at Beginning	Charged to	Deductions and	at End
	of Period	Expense	Write-Offs	of Period
	(in thousands)
Year Ended September 30, 2009
Allowance for doubtful accounts	$692	$—	$692	$0
Deferred tax valuation account	$76,677	$5,520	$—	$82,197
Reserve for REN earn-out	$779	$(73)	$—	$706
Year Ended September 30, 2008
Allowance for doubtful accounts	$126	$566	$—	$692
Deferred tax valuation account	$61,595	$15,082	$—	$76,677
Reserve for REN earn-out	$870	$(91)	$—	$779
Year Ended September 30, 2007
Allowance for doubtful accounts, from continuing operations	$126	$—	$—	$126
Allowance for doubtful accounts, from discontinued operations	10	—	(10)	—

Allowance for doubtful accounts	$136	$—	$(10)	$126
Deferred tax valuation account	$25,843	$35,752	$—	$61,595
Reserve for REN earn-out	$1,000	$(128)	$(2)	$870